ANNEX A

Execution Version

ASSET PURCHASE AGREEMENT

between

SPECIALTY SURGICAL INSTRUMENTATION INC.,

as the Buyer

and

BOVIE MEDICAL CORPORATION,

as the Seller

Dated as of July 9, 2018

ASSET PURCHASE AGREEMENT
ASSET PURCHASE AGREEMENT, dated as of July 9, 2018 (this “Agreement”), between Specialty Surgical Instrumentation Inc., a Tennessee corporation (the “Buyer”), and Bovie Medical Corporation, a Delaware corporation (the “Seller”).
RECITALS
WHEREAS, the Seller and its Affiliates are engaged in the business of developing, manufacturing and marketing non-helium based electrosurgical products and technologies and related medical products used in doctor’s offices, surgery centers and hospitals worldwide including desiccators, Standard Generators, electrodes, electrosurgical pencils, grounding pads and various ancillary products, cauteries, and other related products inclusive of third-party distributed products (such as medical lighting, smoke evacuation, cryotherapy and colposcopes) (the “Business”). For the avoidance of doubt, the Business does not include (i) generators with a plasma feature as the primary feature (e.g., the Bovie Ultimate Generator), such as helium plasma, that may include secondary features of a Standard Generator that exist currently in the Seller’s commercially available generators; or (ii) the original equipment manufacturing business and operations of the Seller and its Affiliates using (x) third-party (other than the Buyer’s and its Affiliates’) 510(k) approvals for an unique feature or (y) Excluded Intellectual Property, in the case of (x) or (y), for the sole purpose of developing an unique generator that includes specialty capabilities (such as the ability to work with plasma, vessel sealing or saline radiofrequency devices) whereby the unique generator can only operate with a tip or device that is developed only for such unique generator (such plasma based generator or any such unique generator with special capabilities referred to herein is a “Specialty Generator”);
WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Purchased Assets and the Business, and in connection therewith the Buyer is willing to assume certain liabilities and obligations of the Seller relating thereto, all upon the terms and subject to the conditions set forth herein; and
WHEREAS, the Board of Directors of the Seller (the “Seller Board”) has unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of the Seller and its stockholders, (b) declared it advisable to enter into this Agreement and approved the execution, delivery, and performance of this Agreement, (c) approved and declared advisable the transactions contemplated by this Agreement, and (d) resolved to recommend approval by the Seller’s stockholders of the transactions contemplated by this Agreement (the “Seller Board Recommendation”).
AGREEMENT
NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged and agreed, intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1    Certain Defined Terms. For purposes of this Agreement:
“Acceptable Confidentiality Agreement” means a customary confidentiality agreement between the Seller and a counterparty containing terms substantially similar to, and no less favorable to the Seller than, those set forth in the Confidentiality Agreement.
“Accessories Supply Agreement” means the supply agreement to be entered into as of the Closing Date by and between the Seller and/or one or more of its Affiliates and the Buyer and/or one or more of its Affiliates in the form attached hereto as Exhibit D.
“Action” means any claim, demand, dispute, litigation, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Ancillary Agreements” means the Bill of Sale, the Assumption Agreement, the Transition Services Agreement and all other agreements, documents and instruments required to be delivered by either party pursuant to this Agreement, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.
“Assumed Contract” means any Contract arising from, related to, used or held for use in, or with respect to, the Business or the Purchased Assets to which the Seller or any of its Affiliates is a party, under which the Seller or any of its Affiliates may have any rights or by which the Seller, any of its Affiliates, the Business or any of the Purchased Assets may be bound, and all bids, quotations and proposals therefor, other than the Excluded Contracts.
“Assumption Agreement” means an instrument of assignment and assumption pursuant to which the Seller shall assign to the Buyer and the Buyer shall assume the Assumed Liabilities in the form attached hereto as Exhibit A.
“Benefit Arrangement” means any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Internal Revenue Code of 1986, as amended (the “Code”), providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not a Welfare Plan, Pension Plan or Multiemployer Plan, (ii) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Seller or any of its ERISA Affiliates or under which the Seller or any of its ERISA Affiliates may incur any liability and (iii) covers or has covered any employee or former employee of the Seller or any of its ERISA Affiliates (with respect to their relationship with such entities).
“Bill of Sale” means a bill of sale transferring to the Buyer all of the tangible personal property owned or held by the Seller as of the Closing Date that is included in the Purchased Assets in the form attached hereto as Exhibit B.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.
“Business Employee” means any employee of the Seller who is actively employed in and devotes a majority of his or her working time to the Business as of the Closing Date or who is on an approved leave of absence, is reasonably expected to return to work within six months after the Closing Date and is specified on Section 3.9(a) of the Seller Disclosure Letter.
“Business Records” means all books, records, ledgers and files or other similar information of the Seller or any of its Affiliates (in any form or medium, including, without limitation, all information in electronic form and whether stored on discs, tapes, drives, servers or other, and including e-mail communications) related to, used or held for use in connection with the Business, including all client lists, vendor lists, correspondence, mailing lists, revenue records, invoices, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, blueprints, research files and materials, data books, employment records related to the Transferring Employees, Intellectual Property disclosures and information, media materials and plates, accounting records and litigation files (but excluding the organization documents, minute and stock record books and corporate seal of the Seller).
“Confidentiality Agreement” means that certain letter agreement, dated April 4, 2018, between RoundTable Healthcare Management IV, L.L.C. and the Seller, as amended pursuant to the terms of Section 5.8(a).
“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.
“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Data Site” means the electronic data site established by or at the request of the Seller in connection with the transactions contemplated hereby.
“Employee Plans” means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.
“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Enterprise-Wide Contract” means any material Contract that is both (i) used in or relating to the operation of the Business as currently conducted and (ii) used in or relating to the Seller’s or its Affiliates’ Retained Business, but excluding all leases of Leased Real Property.
“ERISA Affiliate” means any Person that is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with the Seller as defined in Section 414(b) or (c) of the Code or that is otherwise (or at any relevant time was) required to be treated, together with the Seller, as a single employer under Sections 414(m) or (o) of the Code.
“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
“Excluded Contracts” means those Contracts set forth in Section 1.1(e) of the Seller Disclosure Letter.
“Financing Source Related Parties” means the entities that have committed to provide the Financing, or to cause to provide, or otherwise entered into agreements in connection with, the Financing, their respective Affiliates and controlling persons and each of such entities’ and their Affiliates’ and controlling persons’ respective officers, directors, employees, agents, advisors and representatives, together with each of their respective successors and assigns.
“Finished Goods” means, as of any date of determination, the Products related to, used or held for use in connection with the Business that (i) have been completed, tested and transferred into finished goods inventory on the records of the Seller as of such date of determination, (ii) do not have an expiration date within 12 months of such date of determination, (iii) are not held on consignment, and (iv) are not opened, damaged, obsolete or of a faulty quality and are in a quantity consistent with the Ordinary Course of the Business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value in accordance with the Seller’s internal policies. Section 1.1(d) of the Seller Disclosure Letter sets forth the Finished Goods as of June 30, 2018.

“Finished Goods Inventory Target” means $4,500,000.
“GAAP” means United States generally accepted accounting principles and practices.
“Generator Supply Agreement” means the manufacture and supply agreement to be entered into as of the Closing Date by and between the Seller and/or one or more of its Affiliates and the Buyer and/or one or more of its Affiliates in the form attached hereto as Exhibit E.
“Generator Supply Agreement Credit Amount” means an amount (which may not be less than zero) equal to the Finished Goods Inventory Target minus the Finished Goods Inventory Amount as finally determined pursuant to Section 2.8.
“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, arbitral or judicial body (including any grand jury).
“Health Care Laws” means Laws pertaining to the regulation of health care products and services, including: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a); the civil False Claims Act (31 U.S.C. §§ 3729 et seq.); the criminal False Claims Act (18 U.S.C. § 287); the False Statements Statute (42 U.S.C. § 1320a-7b(a)); the Physician Self-Referral Law (42 U.S.C. § 1395nn); the Criminal Health Care Fraud Statute (18 U.S.C. § 1347); the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, as the same may be amended, modified or supplemented from time to time, including any successor statutes thereto (“HIPAA”) and any state laws governing the privacy and security of health information; the exclusion laws (42 U.S.C. § 1320a-7); the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) and its implementing regulations; the Federal Trade Commission Act (15 U.S.C. §§ 41 et seq.); the Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act); Section 6002 of the Patient Protection and Affordable Care Act (42 U.S.C. § 1320a-7h) and its implementing regulations; any comparable foreign, federal or state laws governing the identity, classification, design, research, investigation, development, testing, clearance, approval, manufacturing, safety surveillance, processing, handling, packaging, labeling, distribution, storage, import, export, advertising, promotion, marketing or sale of a health care product or service; and any comparable state laws related to: (i) interactions with health care professionals, customers and referral sources in a position to prescribe, recommend, purchase or use health care products or services and any law requiring tracking or reporting to any Governmental Authority of any such interactions; (ii) false statements to any Governmental Authority or false claims for payment for a health care product or service by a commercial payor, Governmental Authority or any entity accepting, processing or paying claims on behalf of a Governmental Authority; (iii) the billing, coding, coverage, payment or reimbursement of a health care product or service by a government or private payor, or the purchase of any health care product or service by or on behalf of any Governmental Authority, and the pricing, price reporting, discounting or rebating of such health care product or service; and (iv) provision of free goods or sample products to customers, health care providers or individuals.
“Healthcare Regulatory Authority” means any Governmental Authority that regulates or has jurisdiction over any federal, state, local, municipal or foreign Health Care Law, including but not limited to the U.S. Food and Drug Administration (“FDA”) and the U.S. Centers for Medicare & Medicaid Services, the U.S. Department of Health and Human Services, Office of Inspector General, the U.S. Federal Trade Commission, the U.S. Department of Justice with respect to enforcement of Health Care Laws, the European Medicines Agency, EU Notified Bodies and EU national authorities, Health Canada, the U.K. Medicines and Healthcare Products Regulatory Agency, the Brazilian Health Surveillance Agency and the Australian Therapeutic Goods Agency.
“Indebtedness” means, without duplication (but before taking account of the consummation of the transactions contemplated hereby), (i) the unpaid principal amount of accrued interest, premiums, penalties and other fees, expenses (if any), and other payment obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement) that would be required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of all indebtedness for borrowed money of the Business or the Seller or any of its Affiliates in connection with the Business, including indebtedness evidenced by notes, debentures, bonds or other similar instruments, and all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Business or the Seller in connection with the Business); (ii) all obligations under capitalized leases and any leases that are properly treated as capitalized leases in accordance with GAAP with respect to which the Business or the Seller or any of its Affiliates is liable; (iii) any amounts for the deferred purchase price of goods and services, including any earn out liabilities associated with past acquisitions; (iv) all liabilities with respect to any current or former employee, officer or director of the Business that arise before or on the Closing Date, including all liabilities with respect to any Employee Plan, all accrued salary, deferred compensation and vacation obligations, all workers’ compensation claims, any liability in respect of accrued but unpaid bonuses for the prior fiscal year and for the period commencing on the first day of the fiscal year and ending on the Closing Date, and any employment Taxes payable by the Business or the Seller or any of its Affiliates in connection with the Business with respect to the foregoing; (v) unpaid management fees; (vi) all deposits and monies received in advance; (vii) all indebtedness relating to or arising under any conditional sale or other title retention agreement with respect to property acquired by the Business or the Seller or any of its Affiliates in connection with the Business; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons for the payment of which the Business or the Seller or any of its Affiliates in connection with the Business is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations.
“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications and similar reservations of marks and all goodwill associated therewith) to register any of the foregoing (collectively, “Marks”); (ii) patents and patent applications (collectively, “Patents”); (iii) copyrights (registered and unregistered) and applications for registration (collectively, “Copyrights”); (iv) trade secrets, know-how, inventions, methods, processes and processing instructions, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); and (v) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights or Trade Secrets.
“Inventory” means all inventory, including raw and packing materials, work-in-progress, finished goods, supplies, parts and similar items related to, used or held for use in connection with the Business. Section 1.1(g) of the Seller Disclosure Letter sets forth the Inventory as of June 30, 2018.
“IT Assets” means computers, computer software utilized on the computers or otherwise (including any necessary licenses, consents and authorizations), firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, as well as all associated documentation.
“Knowledge of the Seller” means the actual knowledge (and not the constructive or imputed knowledge) of any Person listed on Section 1.1(c) of the Seller Disclosure Letter and the knowledge such Persons would have acquired after reasonable inquiry.
“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.
“Leased Real Property” means all real property leased, subleased or licensed to the Seller or any of its Affiliates or which the Seller or any of its Affiliates otherwise has a right or option to use or occupy, and related to, used or held for use in connection with the Business, together with all structures, facilities, fixtures, systems, improvements and items of property (other than items of property that constitute Purchased Assets hereunder) previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
“Loan Agreement” means the Loan Agreement, dated March 20, 2014, by and between The Bank of Tampa and the Seller, as amended.
“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts or effect (each, an “Effect”) that, individually or in the aggregate, together with all other Effects, (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the

Business, taken as a whole or (ii) materially impairs the ability of the Seller to consummate, or prevents or materially delays, any of the transactions contemplated by this Agreement or the Ancillary Agreements or would reasonably be expected to do so; provided, however, that in the case of clause (i) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts arising after the date hereof to the extent resulting from (A) changes in general economic, political, credit or market conditions or changes generally affecting the industry of the Business, (B) the outbreak of war or acts of terrorism (or the escalation thereof), (C) changes in Law or GAAP first proposed after the date hereof, (D) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement, (E) any failure by the Business, in and of itself, to meet internal or analyst projections or forecasts for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (F) any action taken as required by the express terms of this Agreement, at the request of the Buyer or with the Buyer’s prior written consent or (G) any decline in the trading price or change in the trading volume of Shares on NYSE American (it being understood that the facts or occurrences giving rise to or contributing to such decline in the trading price or change in the trading volume may be deemed to constitute, or be taken into account in determining whether there has been or would be, a Material Adverse Effect); provided further, that with respect to clauses (A), (B) and (C), the impact of the Effect is not disproportionately adverse to the business, assets, liabilities, conditions (financial or otherwise) or results of operations of the Business, taken as a whole, in comparison to other participants in the same industry in which the Business operates.
“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, (i) that the Seller or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or under which the Seller or any of its ERISA Affiliates may incur any liability and (ii) that covers or has covered any employee or former employee of the Seller or any of its ERISA Affiliates (with respect to their relationship with such entities) or for which the Seller may be responsible.
“Ordinary Course of Business” means the ordinary course of business of the Business consistent with the past custom and practice (including with respect to quantity and frequency) of the Business for the 12-month period ending on the date hereof.
“Owned Real Property” means all real property owned by the Seller or any of its Affiliates and related to, used or held for use in connection with the Business, together with all structures, facilities, fixtures, systems, improvements and items of property (other than items of property that constitute Purchased Assets hereunder) previously or hereafter located thereon, or attached or appurtenant thereto, and all easements, rights and appurtenances relating to the foregoing.
“Pension Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (i) that the Seller or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the date of this Agreement, maintained, administered, contributed to or was required to contribute to, or under which any such entity may incur any liability and (ii) that covers or has covered any employee or former employee of the Seller or any of its ERISA Affiliates (with respect to their relationship with such entities) or for which the Seller may be responsible.
“Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, 510(k)s, CEs, registrations, notices or other authorizations issued to, or required to be obtained or maintained by, the Seller or any of its Affiliates by a Governmental Authority with respect to the conduct or operation of the Business as currently conducted or the ownership or use of the Purchased Assets, and all pending applications therefor and amendments, modifications and renewals thereof, including those set forth on Section 3.7 of the Seller Disclosure Letter.
“Permitted Encumbrances” means (i) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to Leased Real Property or Owned Real Property which are not yet past due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been reserved for in the Financial Statements in accordance with GAAP, (ii) mechanics’ liens and similar liens for labor, materials or supplies provided with respect to such Leased Real Property or Owned Real Property incurred in the Ordinary Course of Business for amounts which are not yet past due and payable or which are being contested in good faith and for which adequate reserves have been recorded in the Financial Statements in accordance with GAAP, (iii) zoning and building codes and other land use regulations and codes regulating the use or occupancy of such Leased Real Property or owned Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property or Owned Real Property which do not or would not materially impair the use, value or occupancy of such Leased Real Property or Owned Real Property or the operation of the business thereof, (iv) easements, covenants, conditions, restrictions and other similar matters of record affecting title of such Leased Real Property or Owned Real Property which do not or would not materially impair the use, value or occupancy of such Leased Real Property or Owned Real Property, (v) statutory liens for current Taxes imposed with respect to any Excluded Assets which are not yet past due and payable or the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been reserved for in the Financial Statements in accordance with GAAP, and (vi) liens disclosed on Section 1.1(f) of the Seller Disclosure Letter.
“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Property” means all machinery, equipment, furniture, furnishings, rolling stock, tools, office supplies, vehicles, computer hardware and other tangible personal property owned or leased by the Seller or any of its Affiliates and related to, used or held for use in connection with the Business.
“Post-Closing Tax Period” means any Tax period ending after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning immediately after the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.
“Prepaid Items” means all credits, cash reserves, prepaid expenses, advance payments, security deposits, escrows, prepaid Taxes and other prepaid items of the Seller or any of its Affiliates arising from or related to the Business.
“Products” means those products designed, researched, investigated, developed, manufactured, distributed, marketed or sold by the Seller or its Affiliates or the Business which are subject to Health Care Laws, including but not limited to “devices” as that term is defined in Section 201(h) of the Federal Food, Drug, and Cosmetic Act or similar terms of other jurisdictions.
“Purchase Price” means $97,000,000.
“Recall” means any field notifications, field corrections, market withdrawals or replacements, recalls, warnings, “dear doctor” letters, investigator notices, safety notices, or safety alerts relating to an alleged lack of safety, efficacy or regulatory compliance of any product manufactured, distributed, or marketed by or on behalf of the Seller or the Business.
“Receivables” means all receivables (including accounts receivable, loans receivable and advances) arising from or related to the Business.
“Related Party,” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past five years has served as a director, officer, partner, member or in a similar capacity of such specified Person; (iii) any immediate family member of a Person described in clauses (i) or (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person (including any Person described in clauses (i) or (ii)), immediate family member(s) of such Person and Affiliates of such immediate family members, more than 5% of the outstanding equity or ownership interests of such specified Person.
“Representatives” means, with respect to any Person, the officers, directors, principals, members, partners, direct and indirect equityholders, managers, consultants, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Retained Business” means the (a) original equipment manufacturing business and operations of the Seller and its Affiliates using (i) third-party (other than the Buyer’s and its Affiliates’) 510(k) approvals for an unique feature or (ii) Excluded Intellectual Property, in each case, for the sole purpose of developing Specialty Generators, (b) advanced energy business and operations of the Seller and its Affiliates, including the Renuvion brand, in each case other than the Business and (c) the Excluded Assets.
“Retained IP License Agreement” means the patent license agreement providing for the grant of a royalty-free, perpetual license for the Buyer and/or one or more of its Affiliates to use certain Excluded Intellectual Property, to be entered into as of the Closing Date by and between the Seller and/or one or more of its Affiliates and the Buyer and/or one or more of its Affiliates in the form attached hereto as Exhibit C.
“Retention” means the retention amount under the R&W Insurance Policy.
“R&W Insurance Policy” means that certain representation and warranty insurance policy issued by Beazley USA Services, Inc. with respect to the representations and warranties of the Seller under this Agreement purchased by the Buyer in connection with the execution and delivery of this Agreement, as amended, supplemented or replaced.
“R&W Insurance Policy Cost” means the premium amount and any other costs, fees or expenses (including surplus taxes and underwriting fees) of or payable for the R&W Insurance Policy.
“Return” means any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes.
“Rights” means all claims, causes of action, rights of recovery and rights of set-off against any Person arising from or related to the Business, the Purchased Assets or the Assumed Liabilities, including: (i) all rights under any Assumed Contract, including all rights to receive payment for products sold and services rendered thereunder, to receive goods and services thereunder, to assert claims and to take other actions in respect of breaches, defaults and other violations thereof; (ii) all rights under or in respect of any Transferred Intellectual Property, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the laws of any jurisdiction; and (iii) all rights under all guarantees, warranties, indemnities and insurance policies arising from or related to the Business, the Purchased Assets or the Assumed Liabilities.
“SEC” means the U.S. Securities and Exchange Commission.
“Shares” means the outstanding shares of common stock, par value $0.001, of the Seller.
“Standard Generators” means any generator other than a Specialty Generator.

“Straddle Period” means any Tax period beginning on or prior to and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.
“Taxes” means: (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever (including any amounts resulting from the failure to file any Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.
“Transaction Expenses” means the aggregate amount of any and all fees and expenses incurred by or on behalf of, or paid or to be paid directly by, the Seller or any of its Affiliates or any Person that the Seller pays or reimburses or is otherwise legally obligated to pay or reimburse in connection with the process of selling the Business and the Purchased Assets or the negotiation, preparation or execution of this Agreement or the Ancillary Agreements or the performance or consummation of the transactions contemplated hereby or thereby (including any process run by or on behalf of the Seller in connection with such transactions), including (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts in connection with the transactions contemplated hereby; (ii) any fees and expenses associated with obtaining necessary or appropriate waivers, consents, or approvals of any Governmental Authority or third parties on behalf of the Seller in connection with the transactions contemplated hereby; (iii) any fees or expenses associated with obtaining the release and termination of any Encumbrances in connection with the transactions contemplated hereby; (iv) all brokers’, finders’ or similar fees in connection with the transactions contemplated hereby; (v) any change of control payments, bonuses, severance, termination, or retention obligations or similar amounts payable in the future or due by the Seller in connection with the transactions contemplated hereby, including any Taxes payable in connection therewith; and (vi) 50% of the R&W Insurance Policy Cost (such amount not to exceed $205,000).
“Transferred Intellectual Property” means all Intellectual Property owned (in whole or in part) by or licensed to the Seller and related to, used or held for use in connection with the Business, including the “Bovie” trademarks, brand names and related Intellectual Property and all Intellectual Property set forth on Section 3.13 of the Seller Disclosure Letter, but excluding the Excluded Intellectual Property.

“Transition Services Agreement” means the transition services agreement to be entered into as of the Closing Date by and between the Seller and/or one or more of its Affiliates and the Buyer and/or one or more of its Affiliates in the form attached hereto as Exhibit F.
“Welfare Plan” means any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA, (i) that the Seller or any of its ERISA Affiliates maintains, administers, contributes to or is required to contribute to, or under which any such entity may incur any liability and (ii) that covers or has covered any employee or former employee of any such entity (with respect to their relationship with such entities) or for which any such entity may be responsible.
Section 1.2    Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

510(k)s	3.27(c)
Acquisition Proposal	5.17(j)(i)
Agreement	Preamble
Alternative Acquisition Agreement	5.17(a)(ii)(E)
Alternative Financing	5.21(b)
Applicable Date	3.6(d)
Assumed Liabilities	2.3
Balance Sheet	3.6(b)
Bankruptcy and Equity Exception	3.2(a)
Business	Recitals
Buyer	Preamble
Buyer Employees	5.3(a)(ii)
Buyer Expenses	8.4(c)
Buyer Welfare Plans	5.7(e)
CERCLA	3.17(d)(ii)
Claim Notice	7.4(a)
Closing	2.6
Closing Balance Sheet	2.7
Closing Date	2.6
COBRA	5.7(d)
Code	1.1
Competing Business	5.3(a)(i)
Confidential Information	5.8(b)
Copyrights	1.1
Customer	5.3(a)(iii)
Debt Financing	5.21(a)
Debt Financing Commitments	4.4

Definition	Location
Debt Financing Source	4.4
Determination Notice	5.17(d)(i)(D)
DGCL	4.6
Direct Claim	7.4(c)
Effect	1.1
Environmental Laws	3.17(d)(i)
Equity Financing	5.21(a)
Equity Financing Commitment	4.4
Excluded Assets	2.2
Excluded Intellectual Property	2.2(c)
Excluded Liabilities	2.4
Existing Stock	5.14(b)
Fairness Opinion	3.2(b)
FDA	1.1
Final Allocation	2.1
Financial Statements	3.5(a)
Financing	5.21(a)
Financing Commitments	4.4
Finished Goods Inventory Amount	2.8(a)
Group Health Plan	5.7(d)
Hazardous Substances	3.17(d)(ii)
Health Care Permits	3.27(c)
HIPAA	1.1
HSR Act	3.3(b)
Indemnified Party	7.4(a)
Indemnifying Party	7.4(a)
Independent Accounting Firm	2.8(a)
Initial Allocation	2.1
Interim Financial Statements	3.5(a)
Intervening Event	5.17(j)(iii)
Intervening Event Change of Recommendation	5.17(d)(ii)
Licensed Excluded IP	3.13(h)
Losses	7.2
Marks	1.1
Notice Period	5.17(d)(i)(D)
Outside Date	8.1(b)(i)
Patents	1.1
Personal Information	3.26(a)
Post-Closing Claims	5.13(a)
Pre-Closing Contract Liabilities	2.4(f)
Privacy Laws	3.26(a)
Proxy Statement	3.29

Definition	Location
Purchased Assets	2.1
Release	3.17(d)(iii)
Roundtable	4.4
Sarbanes-Oxley Act	3.6(d)
Seller	Preamble
Seller Adverse Recommendation Change	5.17(c)(v)
Seller Board	Recitals
Seller Board Recommendation	Recitals
Seller Disclosure Letter	Article III
Seller Guarantees	5.15
Seller Registered IP	3.13(e)
Seller Reports	3.6(d)
Seller Stockholder Approval	3.2(a)
Seller Stockholders Meeting	5.18(b)
Seller Termination Fee	8.4(b)
Senior Debt Financing Commitments	4.4
Senior Lenders	4.4
Specialty Generators	Recitals
Subordinated Lender	4.4
Superior Proposal	5.17(j)(ii)
Takeover Provision	3.25
Termination Event	8.3(a)
Termination Fee	8.3(a)
Third-Party Claim	7.4(a)
Trade Secrets	1.1
Transaction Litigation	5.4
Transfer Taxes	5.6(a)
Transferred Marks	5.14(b)
Transferring Employees	5.7(b)

ARTICLE II
PURCHASE AND SALE
Section 2.1    Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall, or shall cause its applicable Affiliate to, sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Buyer, and the Buyer, in reliance on the representations, warranties and covenants of the Seller contained herein, shall purchase from the Seller or its applicable Affiliate, all of the Seller’s and its Affiliates’ right, title and interest, direct or indirect, in and to all assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent (including goodwill), wherever located and whether now existing or hereafter acquired prior to the Closing Date, related to, used or held for use in connection with the Business, as the same shall exist on the Closing Date, whether or not carried or reflected on or specifically referred to in the Seller’s books or financial statements or in the Seller Disclosure Letter, other than the Excluded Assets (collectively, the “Purchased Assets”), in each case free and clear of any Encumbrances, including all of the Seller’s and its Affiliates’ right, title and interest in and to the following:
(a)all assets recorded or reflected on the Balance Sheet (including assets such as Contracts to which no value was attributed);
(b)all assets acquired by the Seller or any of its Affiliates since the date of the Balance Sheet which, had they been held by the Seller or any of its Affiliates on such date, would have been recorded or reflected on the Balance Sheet (including assets such as Contracts to which no value would have been attributed);
(c)all assets that would be recorded or reflected on a balance sheet of the Business as of the Closing Date prepared in accordance with GAAP;
(d)all Assumed Contracts, including those set forth on Section 3.18(a) of the Seller Disclosure Letter;
(e)all Receivables to the extent arising or accruing after the Closing Date (and any cash received in respect of such Receivables);
(f)all Transferred Intellectual Property;
(g)all Personal Property, including as set forth on Section 2.1(g) of the Seller Disclosure Letter;
(h)all Finished Goods as of the Closing Date;
(i)all Business Records;
(j)all Permits;

(k)all Prepaid Items, including as set forth on Section 2.1(k) of the Seller Disclosure Letter;
(l)all computers used by the Transferring Employees;
(m)all Rights;
(n)the goodwill and going concern value and other intangible assets, if any, arising from or related to the Business; and
(o)any other asset to the extent related to, used or held for use in the Business.
Section 2.2    Excluded Assets. Other than the Purchased Assets, the Seller is not selling, and the Buyer is not purchasing, any of the following assets of the Seller or its Affiliates, all of which shall be retained by the Seller or its Affiliates (collectively, the “Excluded Assets”):
(a)all of the Seller’s and its Affiliates’ cash and cash equivalents;
(b)any other Contracts that are not Assumed Contracts, including the Excluded Contracts;
(c)all Intellectual Property owned by the Seller or any of its Affiliates other than the Transferred Intellectual Property, including the Intellectual Property set forth on Section 2.2(c) of the Seller Disclosure Letter (collectively, the “Excluded Intellectual Property”);
(d)all Owned Real Property and all Leased Real Property;
(e)all machinery and equipment identified on Section 2.2(e) of the Seller Disclosure Letter;
(f)all Inventory other than Finished Goods as of the Closing Date;
(g)all Receivables as of the Closing Date to the extent relating to and arising in the period prior to the Closing Date (and any cash received in respect of such Receivables whether prior to, on or after the Closing Date);
(h)all IT Assets other than as set forth in Section 2.1(l);
(i)the assets identified on Section 2.2(i) of the Seller Disclosure Letter; and
(j)all rights of the Seller under this Agreement and the Ancillary Agreements and all of the Seller’s interest in the capital stock of its Subsidiaries.

Section 2.3    Assumed Liabilities. In connection with the purchase and sale of the Purchased Assets pursuant to this Agreement, at the Closing, the Buyer shall only assume the following liabilities and obligations of the Seller related to the Business (the “Assumed Liabilities”):
(a)all accrued bonuses for the Transferring Employees for 2018 to the extent reflected in the Closing Balance Sheet;
(b)all liabilities arising in the Ordinary Course of Business related to deposits received from customers of the Business to the extent such deposits are reflected in the Closing Balance Sheet; and
(c)all liabilities of the Seller under the Assumed Contracts to be performed on or after, or in respect of periods following, the Closing Date, except to the extent constituting or relating to any Pre-Closing Contract Liabilities, but not including any accrued bonuses for the Transferring Employees for calendar year 2018 to the extent not reflected in the Closing Balance Sheet.
Section 2.4    Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision of this Agreement, any Exhibit hereto, the Seller Disclosure Letter or any Ancillary Agreement to the contrary, and regardless of any disclosure to the Buyer, except for the Assumed Liabilities, the Buyer shall not assume or be obligated to pay, perform or otherwise discharge (and the Seller shall retain, pay, perform or otherwise discharge without recourse to the Buyer) any and all liabilities or obligations of the Seller and its Affiliates of any kind, character or description whatsoever, whether direct or indirect, known or unknown, absolute or contingent, matured or unmatured, and currently existing or hereinafter arising (the “Excluded Liabilities”), including the following:
(a)(i) all Taxes arising before or after the Closing, to which Seller or any of its Affiliates is subject, directly or indirectly and (ii) Taxes attributable to the Business or the Purchased Assets for any Pre-Closing Tax Period;
(b)any liability pursuant to any Environmental Law arising from or related to any action, event, circumstance or condition occurring or existing on or prior the Closing Date;
(c)any liability not expressly assumed by the Buyer pursuant to Section 5.7 arising in respect of or relating to Business Employees, any other current or former employees of the Seller or any Employee Plan, including any accrued bonuses for the Transferring Employees for calendar year 2018 to the extent not reflected in the Closing Balance Sheet and any and all liabilities in respect of or relating to Business Employees or other employees of the Seller that are not Transferring Employees;
(d)any liabilities related to the Owned Real Property and Leased Real Property, whether arising prior to, on or after the Closing Date;
(e)any Indebtedness other than as set forth in Section 2.3(b);

(f)any liability arising from or related to any breach, failure to perform, torts related to the performance of, violations of Law, infringements or indemnities under, guaranties pursuant to and overcharges or underpayments under, any Assumed Contract prior to the Closing Date (or an event that, with notice or lapse of time or both, would become the same) or which arises from facts, circumstances, events, conditions or actions that occurred or existed on or prior to the Closing (collectively, “Pre-Closing Contract Liabilities”);
(g)any liability arising from or related to any compliance or noncompliance on or prior to the Closing Date with any Law applicable to the Seller, any of its Affiliates, the Business or the Purchased Assets or which arises from facts, circumstances, events, conditions or actions that occurred or existed on or prior to the Closing;
(h)any liability arising from or related to any Action against the Seller, any of its Affiliates, the Business or the Purchased Assets pending as of the Closing Date or based upon any action, event, circumstance, condition or action arising or that occurred or existed as of or prior to the Closing Date;
(i)any liability arising from or related to any Action with respect to any Excluded Assets, whether arising prior to, on or after the Closing Date;
(j)any Transaction Expenses;
(k)any liabilities or obligations of the Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Agreements, the Accessories Supply Agreement, the Generator Supply Agreement, the Retained IP License Agreement and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(l)any liability of the Seller or its Affiliates for warranty claims for Products manufactured or sold prior to the Closing Date;
(m)any liability to indemnify, reimburse or advance amounts to any present or former Representative of the Seller or any of its Affiliates (including with respect to any breach of fiduciary obligations by any such party);
(n)all accounts payable or other accrued and unpaid current expenses arising out of or relating to the operation or conduct of the Business outstanding as of the Closing Date; and
(o)any liability or obligation relating to an Excluded Asset, the Retained Business or any other business of the Seller or its Affiliates other than the Business, whether arising prior to or after the Closing Date.

Section 2.5    Consideration. In full consideration for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to the Buyer, at the Closing, the Buyer shall (a) pay to the Seller, by wire transfer to a bank account designated in writing by the Seller to the Buyer at least two Business Days prior to the Closing Date, an amount equal to the Purchase Price in immediately available funds in United States dollars, and (b) assume the Assumed Liabilities.
Section 2.6    Closing. The sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held by electronic exchange of documents at 10:00 a.m., New York time on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VI (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing; provided, however, that in no event shall the Closing take place without the Buyer’s consent prior to the first Business Day following the date that is 45 days after the date hereof. The day on which the Closing actually takes place is referred to as the “Closing Date.”
Section 2.7    Closing Estimates. No later than three Business Days prior to the anticipated Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to the Buyer a written statement including and setting forth a consolidated balance sheet of the Business as of immediately prior to the Closing (the “Closing Balance Sheet”).
Section 2.8    Finished Goods Adjustment.
(a)No later than two Business Days following the Closing Date, the Seller, the Buyer and their respective Representatives shall together conduct a physical count of the Finished Goods as of the Closing. For purposes of this Agreement, the term “Finished Goods Inventory Amount” shall mean the physical count of Finished Goods, as rolled backward from the date of the account, so as to be the amount of Finished Goods existing as of the Closing as determined in accordance with GAAP and agreed to by the Seller and the Buyer. If the Seller and the Buyer are unable to agree to the Finished Goods Inventory Amount within 15 days of the Closing, then the Seller and the Buyer shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amount of the Finished Goods Inventory Amount, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of the Finished Goods Inventory Amount, which determination shall be final and binding on the parties for all purposes hereunder and shall not be subject to appeal or further review. The Independent Accounting Firm shall consider only those items and amounts in the Seller’s and the Buyer’s respective calculations of the Finished Goods Inventory Amount that are identified as being items and amounts to which the Seller and the Buyer have been unable to agree. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm shall be Grant Thornton LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by the Seller and the Buyer. The Seller and the Buyer shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it as promptly as practicable, and in any event within 30 days following the submission thereof. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 9.9. In acting under this Agreement, the Independent Accounting Firm will be entitled to the powers, privileges and immunities of an arbitrator.
(b)Following the determination of the Finished Goods Inventory Amount, the Seller shall, at the Seller’s election, either (i) pay the Generator Supply Agreement Credit Amount to the Buyer in accordance with Section 2.8(c) or (ii) credit the Generator Supply Agreement Credit Amount against (x) any and all future payments due from the Buyer to the Seller under the Generator Supply Agreement and/or the Accessories Supply Agreement (without any further action required on part of the Buyer) and (y) with the Buyer’s consent, such other amounts as may be owed from the Buyer to the Seller from time to time.
(c)Payments in respect of Section 2.8(b)(i) shall be made within three Business Days of final determination of the Finished Goods Inventory Amount pursuant to the provisions of this Section 2.8 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two Business Days prior to such payment date. Any payments made pursuant to this Section 2.8 will be treated as an adjustment to the Purchase Price by the parties for all Tax purposes, except as otherwise required by Law.
Section 2.9    Withholding. The Buyer shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment or to otherwise take such action to satisfy any other Tax withholding and reporting obligations with respect to the transactions contemplated hereby. To the extent that such amounts are so withheld or paid over to or deposited with the relevant Governmental Authority by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made.
Section 2.10    Purchase Price Allocation. Not later than 120 days after the Closing Date, the Buyer shall provide the Seller with a draft allocation of the Purchase Price (together with any liabilities treated as assumed, and other items properly treated as purchase price, for U.S. federal income Tax purposes) among the Purchased Assets acquired by the Buyer hereunder (the “Initial Allocation”), which shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. If the Seller does not provide any written comments to the Buyer’s proposed Initial Allocation in writing within 30 days after delivery of the Initial Allocation, the Initial Allocation proposed by the Buyer shall be deemed to be agreed to by the Seller. If the Seller provides written comments to the Initial Allocation within such 30 days, the Seller and the Buyer shall negotiate in good faith and shall use their commercially reasonable efforts to agree upon the allocation of the Purchase Price. Any dispute that cannot be resolved through negotiations between the Seller and the Buyer shall be resolved by the

Independent Accounting Firm in a manner consistent with Section 2.8(a). The allocation of the Purchase Price among the Purchased Assets acquired by the Buyer hereunder, as finally agreed to by the Buyer and the Seller or as otherwise determined pursuant to this Section 2.10, shall be referred to as the “Final Allocation.” The Final Allocation shall be binding on the Seller and the Buyer and each of the Buyer and the Seller shall report the transactions contemplated hereby in manner consistent with such Final Allocation for U.S. federal income tax purposes and shall not take any position inconsistent therewith on any U.S. federal income tax Return or before any taxing authority with respect to U.S. federal income taxes unless otherwise required by applicable Law.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as set forth in the corresponding sections or subsections of the Seller Disclosure Letter attached hereto (collectively, the “Seller Disclosure Letter”) (each of which shall qualify only the specifically identified Sections or subsections hereof to which such section of the Seller Disclosure Letter relates and such other sections to which the applicability of such disclosure is reasonably apparent on its face), the Seller hereby represents and warrants to the Buyer as follows:
Section 3.1    Organization and Qualification. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to own, lease and operate the Purchased Assets and to carry on the Business as now conducted and as currently proposed to be conducted. The Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the ownership or operation of the Purchased Assets or the conduct of the Business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Business.
Section 3.2    Authority
(a)The Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action, subject to the authorization and approval of the transactions contemplated by this Agreement by the holders of at least a majority of the Shares (the “Seller Stockholder Approval”). This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will have been, duly executed and delivered by the Seller and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Seller will be a party will constitute, the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws of general applicability relating to an affecting creditors’ rights generally and to general equity principles (the “Bankruptcy and Equity Exception”). The Seller Stockholder Approval is the only vote of the holders of any class or series of the Seller’s capital stock or other securities required in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
(b)The Seller Board has (i) unanimously determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, the Seller, approved and declared advisable this Agreement and the transactions contemplated hereby and resolved to recommend (subject to its right to change its recommendation pursuant to this Agreement if required by its fiduciary duties) that the Seller’s stockholders authorize and approve the transactions contemplated by this Agreement and (ii) received the opinion of Piper Jaffray & Co., as financial advisor to the Seller, that, as of the date of such opinion, and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations of the review set forth therein, the Purchase Price was fair, from a financial point of view, to the Seller (the “Fairness Opinion”). A copy of the Fairness Opinion, has been made available to the Buyer by the Seller solely for informational purposes.
Section 3.3    No Conflict; Required Filings and Consents.
(a)Except as set forth on Section 3.3(a) of the Seller Disclosure Letter, the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (with or without notice or lapse of time or both):
(i) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of the Seller;
(ii)conflict with or violate, give any Governmental Authority the right to challenge any of the transactions contemplated hereby under any Law applicable to the Seller, the Business or any of the Purchased Assets or by which the Seller, the Business or any of the Purchased Assets may be bound or affected; or
(iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of the Seller or the Business under, or result in the creation of any Encumbrance on any of the Purchased Assets pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, Permit, franchise, instrument, obligation or other Contract to which the Seller is a party or by which the Seller, the Business or the Purchased Assets may be bound or affected.

(b)The Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby or in order to prevent the termination of any right, privilege, license or qualification of or affecting the Business or the Purchased Assets, except for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).
(c)The Seller is not a party to or bound by any non-competition Contract or other Contract, in each case, that purports to limit the Seller’s ability (or after the Closing, the Buyer’s ability) to conduct or operate the Business, including (i) the development, commercialization, manufacture, marketing, sale or distribution of any product that is being developed, manufactured, marketed, sold or distributed by the Seller with respect to the Business that is material or would reasonably be expected to become material to the Business or (ii) the manner or locations in which the Seller or the Business may so engage in any business with respect to such products.
(d)The Seller is not a creditor or claimant with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 20% of the gross assets of the Seller (excluding cash and cash equivalents).
Section 3.4    Title to Assets; Sufficiency of Assets.
(a)The Seller has good, valid and marketable title to or a valid leasehold interest in all of the Purchased Assets, free and clear of any Encumbrance, other than Permitted Encumbrances. The delivery to the Buyer of the Bill of Sale and other instruments of assignment, conveyance and transfer pursuant to this Agreement and the Ancillary Agreements will transfer to the Buyer good, valid and marketable title to or a valid leasehold interest in all of the Purchased Assets, free and clear of any Encumbrance.
(b)The Purchased Assets and the Licensed Excluded IP constitute all of the assets, properties and rights necessary and sufficient for the conduct and operation of the Business as currently conducted and are sufficient for the Buyer to conduct the Business from and after the Closing Date without interruption and in the Ordinary Course of Business in substantially the same manner as currently conducted by the Seller and its Affiliates. No Affiliate of the Seller or any other Person holds any right, title or interest in any of the Purchased Assets.
Section 3.5    Financial Statements; No Undisclosed Liabilities; Seller Reports.
(a)The audited consolidated balance sheet of the Seller and the Seller’s Subsidiaries as of December 31, 2017, December 31, 2016, December 31, 2015, and the related audited consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2017, together with all related notes thereto, accompanied by the report thereon of the Seller’s independent auditors and contained in the Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Seller and the Seller’s Subsidiaries as of March 31, 2018, and the related unaudited consolidated statement of operations, changes in stockholders’ equity and cash flows for the three months ended March 31, 2018, together with all related notes thereto and contained in the Seller’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 (collectively referred to as the “Interim Financial Statements”), are attached hereto as Section 3.5(a) of the Seller Disclosure Letter. Each of the Financial Statements and the Interim Financial Statements (i) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Seller, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be specifically indicated in the notes thereto) and (iii) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Seller as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.
(b)Except as and to the extent adequately accrued or reserved against in the audited consolidated balance sheet of the Seller as at December 31, 2017 (such balance sheet, together with all related notes thereto, the “Balance Sheet”), the Seller does not have any liability or obligation of any nature arising out of, relating to or affecting the Business, whether accrued, absolute, contingent or otherwise, whether known or unknown and whether or not required by GAAP to be reflected in a consolidated balance sheet of the Seller or disclosed in the notes thereto, except for liabilities and obligations, incurred in the Ordinary Course of Business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law or Action) since the date of the Balance Sheet, that are not, individually or in the aggregate, material to the Business.
(c)The books of account and financial records of the Seller pertaining to the Business are true and correct in all material respects and have been prepared and are maintained in accordance with sound accounting practice.
(d)The Seller has filed or furnished, as applicable, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act since July 1, 2015 (the “Applicable Date”) (collectively, the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date, and those filed with or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Seller Reports”). Each of the Seller Reports was prepared in all material respects in accordance with the applicable requirements of the Exchange Act and the rules and regulations thereunder and complied in all material respects with then applicable accounting standards. Each of the Seller Reports, at the time of its filing or being furnished complied in all material respects or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Seller Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Seller Reports did not, and any Seller Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. None of the Seller Reports is the subject of an ongoing or outstanding Action by the SEC. There are no outstanding or unresolved comments in comment letters received by the Seller from the SEC or its staff. There has been no correspondence between the SEC and the Seller between the Applicable Date and the date of this Agreement that is not available on the SEC’s Electronic Data Gathering Analysis and Retrieval database.
(e)Since the Applicable Date, the Seller has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of NYSE American.
(f)The Seller maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Seller is recorded and reported on a timely basis to the individuals responsible for the preparation of the Seller’s filings with the SEC and other public disclosure documents.
(g)The Seller maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Seller has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Seller’s auditors and the audit committee of the Seller Board (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Seller’s ability to record, process, summarize and report financial information and has identified for the Seller’s auditors and audit committee of the Seller Board any material weaknesses in internal control over financial reporting and (B) any fraud known to the Seller, whether or not material, that involves management or other employees who have a significant role in the Seller’s internal control over financial reporting. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from the Seller’s employees regarding questionable accounting or auditing matters, have been received by the Seller. The Seller has made available to the Buyer a summary of all complaints or concerns made since the Applicable Date through the Seller’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law.

Section 3.6    Absence of Certain Changes or Events. Since the date of the Balance Sheet: (a) the Seller has conducted the Business only in the Ordinary Course of Business; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect; (c) neither the Business nor the Purchased Assets have suffered any loss, damage, destruction or other casualty affecting any material properties or assets thereof or included therein, whether or not covered by insurance; and (d) the Seller has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.
Section 3.7    Compliance with Law; Permits.
(a)The Seller is and has been during the past three years in compliance in all material respects with all Laws applicable to it in connection with the conduct or operation of the Business and the ownership or use of the Purchased Assets. No material change is required in the Seller’s processes, properties or procedures to comply with any such Laws; and neither the Seller nor any of its directors or executive officers has received any written notice of any material noncompliance with any such Laws that has not, to the Knowledge of the Seller, been cured in all material respects as of the date of this Agreement. Neither the Seller nor any of its directors or executive officers has received during the past three years, nor is there any reasonable basis for, any notice, order, complaint or other communication from any Governmental Authority or any other Person that the Seller is not in compliance in all material respects with any such Laws.
(b)Section 3.7 of the Seller Disclosure Letter sets forth a true and complete list of all Permits necessary for the Seller to own, lease and operate the Purchased Assets and to carry on the Business in all material respects as currently conducted. The Seller is and has been during the past three years in compliance in all material respects with all such Permits. No suspension, cancellation, modification, revocation or nonrenewal of any Permit is pending or, to the Knowledge of the Seller, threatened. The Business will continue to have the use and benefit of all Permits following consummation of the transactions contemplated hereby. All Permits may be transferred in accordance with applicable Law and assigned to the Buyer without additional cost or liability to the Buyer.
Section 3.8    Litigation. Except (a) as set forth on Section 3.8 of the Seller Disclosure Letter and (b) for any Actions for civil monetary damages at law (but not any other claim, including any claim for equitable or injunctive relief or any claim that would impose criminal liability or damages) commenced by Persons other than Governmental Authorities that if determined against the Seller or its Affiliates could not reasonably be expected to result in a liability or loss in respect of the Business or the Purchased Assets of more than $25,000 individually or $100,000 in the aggregate, there (i) is no Action pending or, to the Knowledge of the Seller, threatened in connection with the Business or the Purchased Assets or the Seller’s ownership or operation thereof, (ii) is no reasonable basis for any such Action and (iii) has been no such Action during the past three years. There is no Action pending or, to the Knowledge of the Seller, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement or the Ancillary Agreements. There is no outstanding or, to the Knowledge of the Seller, threatened order, writ, judgment, injunction, decree, determination, award, or investigation by, any Governmental Authority relating to the Business, the Purchased Assets, the Seller’s ownership or operation thereof or the transactions contemplated by this Agreement or the Ancillary Agreements. There is no Action by the Seller pending, or which the Seller has commenced preparations to initiate, against any other Person in connection with the Business or the Purchased Assets.
Section 3.9    Employees and Employee Benefit Plans.
(a)Section 3.9(a) of the Seller Disclosure Letter sets forth a complete and accurate list of the names of all current Business Employees, specifying their position and description of the areas of responsibility with respect to the Business, and their age, salary, date of hire or rehire, business location, commission, bonus and incentive entitlements, Fair Labor Standards Act classification and identifying which Business Employees are currently receiving long-term or short-term disability benefits or are absent from active employment on pregnancy, parental, adoption or FMLA leave and their anticipated dates of return to active employment and their accrued bonus as of June 30, 2018.
(b)Section 3.9(b) of the Seller Disclosure Letter set forth a true and complete list of all Employee Plans that cover any Business Employee. True and complete copies of each of the following documents have been delivered by the Seller to the Buyer:
(i)each Welfare Plan, Pension Plan and Multiemployer Plan that covers any Business Employee (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to the Seller’s employees or participants or beneficiaries in such plan and all annuity contracts or other funding instruments;
(ii)each Benefit Arrangement that covers any Business Employee, including written interpretations thereof and written descriptions thereof which have been distributed to any Business Employee or his or her beneficiaries in such Benefit Arrangement and a reasonably detailed description of any such Benefit Arrangement that is not in writing; and
(iii)the most recent determination letter issued by the Internal Revenue Service with respect to each Pension Plan that covers any Business Employee.
(c)To the Knowledge of the Seller, there are no pending or threatened claims of breaches of fiduciary duty or prohibited transactions with respect to any Employee Plan covering any Business Employees or any reasonable basis therefor.
(d)Except as set forth on Section 3.9(d) of the Seller Disclosure Letter, there have been no statements or communications made or materials provided to any current or former Business Employee that provide for or could reasonably be construed as a contract or promise by the Buyer or its Affiliates to provide for any pension, welfare, or other compensation or benefit to any such current or former Business Employee, whether before or after retirement or separate from employment.
(e)All contributions, premiums and payments that are due for each Employee Plan have been made within the time periods prescribed by the terms of such plan and applicable Law.
(f)Each Benefit Arrangement that provides deferred compensation subject to Section 409A or 457A of the Code has complied in all material respects with applicable guidance under Section 409A and/or 457A of the Code in form and operation.
(g)No Purchased Asset is subject to any lien under ERISA or Section 412 of the Code.
(h)Except as set forth in Section 3.9(g) of the Seller Disclosure Letter:
(i)none of the Pension Plans that covers any Business Employee who is a resident of the United States is a Multiemployer Plan or a Pension Plan that is subject to either Title IV of ERISA or Section 412 of the Code;
(ii)each Pension Plan that covers any Business Employee who is a resident of the United States and each related trust agreement, annuity contract or other funding instrument is tax-qualified under the provisions of Code Section 401(a);
(iii)each Welfare Plan that covers any Business Employee who is a resident of the United States and which is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated in material compliance with the provisions of Part 6 of Title I of ERISA and Sections 162(k) and 4980B of the Code at all times;
(iv)the Seller has complied in all material respects with Patient Protection and Affordable Care Act with respect to the Business Employees;
(v)each Employee Plan has been operated in all material respects in accordance with its terms and applicable Law;
(vi)no Employee Plan promises post-employment welfare benefits (other than as required by Section 4980B of the Code or similar law) to any Business Employee or to any former employee of the Business; and
(vii)neither the execution, delivery or performance of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby (either alone or in connection with any other event) will result in the acceleration or creation of any rights of any Business Employee under any Employee Plan (including the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement) and/or give rise to the payment of any amount that could reasonably be expected to be a “parachute payment” under 280G of the Code.

Section 3.10    Labor and Employment Matters.
(a)The Seller is not a party to any labor or collective bargaining Contract that pertains to any Business Employees. There are no, and during the past three years have been no, organizing activities or collective bargaining arrangements that could affect the Business pending or, to the Knowledge of the Seller, under discussion with any Business Employees or any labor organization. There is no, and during the past three years there has been no, labor dispute, strike, controversy, slowdown, work stoppage or lockout pending or, to the Knowledge of the Seller, threatened against or affecting the Business or the Seller in connection with the Business, nor is there any reasonable basis for any of the foregoing. The Seller has not breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract affecting any Business Employees. There are no pending or, to the Knowledge of the Seller, threatened union grievances or union representation questions involving any Business Employees.
(b)The Seller is and during the past three years has been in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors, in connection with the Business. The Seller is not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Laws, in connection with the Business. No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Seller, threatened with respect to the Business or the Seller in connection with the Business before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.
(c)The Seller has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Business Employees and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any applicable Laws relating to the employment of labor in connection with the Business. The Seller has paid in full to all Business Employees or adequately accrued in accordance with GAAP for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf thereof.
(d)The Seller is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to or affecting Business Employees or employment practices in connection with the Business. Neither the Seller nor any of its executive officers has received within the past three years any written notice of intent by any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Business and, to the Knowledge of the Seller, no such investigation is in progress.
(e)No employee of the Business has suffered an “employment loss” (as defined in the Worker Adjustment and Retraining Notification Act) in the past 90 days.

Section 3.11    Real Property. Section 3.11 of the Seller Disclosure Letter sets forth a true and complete list of all Owned Real Property and all Leased Real Property. The Seller has (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Encumbrances except Permitted Encumbrances. No parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the Knowledge of the Seller, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Seller or any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Seller or any other party thereto.
Section 3.12    Personal Property.
(a)Section 3.12(a) of the Seller Disclosure Letter set forth a true and complete list of (i) all Personal Property owned by the Seller having an original cost of $10,000 or more and (ii) each lease or other Contract under which the Seller is the lessee of, or holds or operates, any Personal Property owned by a third Person, including, in each case, the expiration date thereof and a brief description of the property covered.
(b)All of the Personal Property has been maintained in all material respects in accordance with past practice and generally accepted industry practice. Each item of the Personal Property is in all material respects in good operating condition and repair, ordinary wear and tear excepted, and is adequate for the uses to which it is being put. All leased Personal Property is in all material respects in the condition required of such property by the terms of the lease applicable thereto.
Section 3.13    Intellectual Property.
(a)Section 3.13 of the Seller Disclosure Letter sets forth a true and complete list of all registered and material unregistered Marks, issued Patents and registered Copyrights included in the Transferred Intellectual Property, including any pending applications to register any of the foregoing, identifying for each whether it is owned by or exclusively or non-exclusively licensed to the Seller.
(b)No registered Mark identified on Section 3.13 of the Seller Disclosure Letter has been during the last three years or is now involved in any opposition or cancellation proceeding and, to the Knowledge of the Seller, no such proceeding is or during the last three years has been threatened with respect to any of such Marks. No Patent identified on Section 3.13 of the Seller Disclosure Letter has been or is now involved in any interference, reissue or reexamination proceeding and, to the Knowledge of the Seller, no such proceeding is or has been threatened with respect thereto any of such Patents.
(c)The Seller exclusively owns, free and clear of any and all Encumbrances, all Transferred Intellectual Property identified on Section 3.13 of the Seller Disclosure Letter and

all other Transferred Intellectual Property, except for Transferred Intellectual Property that is licensed to the Seller by a third-party licensor pursuant to a written license agreement that remains in effect. The Seller has not received any notice or claim challenging its ownership of any of the Transferred Intellectual Property owned (in whole or in part) by the Seller, nor to the Knowledge of the Seller is there a reasonable basis for any claim that it does not so own any of such Transferred Intellectual Property.
(d)The Seller has taken all reasonable steps in accordance with standard industry practices to protect its rights in the Transferred Intellectual Property and has taken all reasonable steps to maintain the confidentiality of all information that constitutes or constituted a Trade Secret included therein. No present or former employee, officer or director of the Seller, or agent, outside contractor or consultant of the Seller, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Transferred Intellectual Property.
(e)All registered Marks, issued Patents and registered Copyrights identified on Section 3.13 of the Seller Disclosure Letter (“Seller Registered IP”) are valid and subsisting and, to the Knowledge of the Seller, enforceable, and the Seller has not received any notice or claim challenging the validity or enforceability of any Seller Registered IP or alleging any misuse of such Seller Registered IP. The Seller has not taken any action or failed to take any action and, to the Knowledge of the Seller, there are no facts or circumstances, that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Seller Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and fraud or the failure to disclose any known material prior art or other material facts in connection with the prosecution of patent applications).
(f)The development, manufacture, sale, distribution or other commercial exploitation of products, and the provision of any services, by or on behalf of the Business or the Seller in connection with the Business, and all of the other activities or operations of the Business or the Seller in connection with the Business, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, any Intellectual Property of any third-party, and the Seller has not received any notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the Knowledge of the Seller, is there a reasonable basis therefor. Except as set forth on Section 3.13 of the Seller Disclosure Letter, no Transferred Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Seller or the Business. To the Knowledge of the Seller, no third-party is misappropriating, infringing, diluting or violating any Transferred Intellectual Property in a material respect.
(g)The Seller has not transferred ownership of, or granted any exclusive license with respect to, any Transferred Intellectual Property. Upon the consummation of the Closing, the Buyer shall succeed to all of the Seller’s rights and interest in or under all Transferred Intellectual Property and all other Intellectual Property used or held for use by the Seller in connection with the conduct of the Business that is necessary for the conduct of the

Business as currently conducted, and all of the Seller’s rights under all Transferred Intellectual Property and all such other Intellectual Property shall be exercisable by the Buyer in all material respects to the same extent as by the Seller prior to the Closing. Except as listed on Section 3.13 of the Seller Disclosure Letter, no loss or expiration of any of the Transferred Intellectual Property or any other Intellectual Property used or held for use by the Seller in connection with the conduct of the Business is threatened, pending or reasonably foreseeable.
(h)The Excluded Intellectual Property set forth on Section 2.2(c) of the Seller Disclosure Letter (the “Licensed Excluded IP”) constitutes the sole Excluded Intellectual Property that is or may be necessary to the conduct of the Business as currently conducted. The Seller exclusively owns, free and clear of any Encumbrances, the Licensed Excluded IP, and has the full and unrestricted right and authority to grant the licenses set forth in Section 5.22 hereunder. The Seller has not granted any license, covenant, option or other right to any third-party under any of the Licensed Excluded IP, nor is the use or exploitation of any Licensed Excluded IP (either by the Seller or any licensee of the Seller) restricted by the terms of any settlement agreement or other Contract. Neither (i) the Licensed Excluded IP, (ii) the license grant by the Seller to the Buyer of the Licensed Excluded IP as set forth in Section 5.22 hereunder, nor (iii) the use, development, sale or other exploitation of the Licensed Excluded IP in the conduct of the Business as currently conducted, conflicts with, infringes, misappropriates, violates or otherwise constitutes unauthorized use of or will conflict with, infringe, misappropriate, violate or otherwise constitute unauthorized use of any Intellectual Property or other proprietary right of any third-party.
(i)The Seller (i) takes reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of customer, employee and other confidential information in connection with the Business and (ii) complies and has during the past three years complied in all material respects with applicable data protection, privacy and similar Laws, directives and codes of practice in any jurisdiction relating to any data processed by the Business.
(j)The IT Assets owned, used or held for use by the Seller and included in the Purchased Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Seller in connection with the Business. To the Knowledge of the Seller, such IT Assets are free from any material software defects and do not contain any material “back door,” “time bomb,” “Trojan horse,” “worm,” “virus” or other software routine or hardware component that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person. The Seller has implemented commercially reasonable backup and disaster recovery technology.

Section 3.14    Receivables and Payables. All Receivables reflected on the Balance Sheet or to be reflected on the Closing Balance Sheet represent or will represent bona fide and valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing, as of the Closing Date, all Receivables will be current and collectible net of the respective reserves shown on the Balance Sheet or to be shown on the Closing Balance Sheet (which reserves (a) are adequate and calculated consistent with past practice, (b) in the case of reserves on the Closing Balance Sheet, will not represent a greater percentage of Receivables as of the Closing than the reserve reflected on the Balance Sheet represented of the Receivables reflected therein and (c) will not represent a change in the composition of such Receivables in terms of aging). There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of any Receivables related to the amount or validity of such Receivable, and, to the Knowledge of the Seller, no bankruptcy, insolvency or similar proceedings have been commenced by or against any such obligor. All accounts payable of the Business reflected on the Balance Sheet or to be reflected on the Closing Balance Sheet have arisen in the Ordinary Course of Business and no such account payable in excess of $20,000 individually or $50,000 in the aggregate is delinquent by more than 90 days in its payment.
Section 3.15    Inventory; Customer Deposits.
(a)Section 3.15(a) of the Seller Disclosure Letter sets forth a true and complete list of all Inventory as of the date of the Balance Sheet, the value thereof and the address at which such Inventory is located. Such Inventory has not been consigned to, or held on consignment from, any third person. Such Inventory and additional items of Inventory arising since the date of the Balance Sheet was acquired and has been maintained in accordance with the regular business practices of the Seller, consists of new and unused items of a quality and quantity substantially all of which is usable or saleable in the Ordinary Course of Business, and is valued at prices equal to the lower of cost or realizable value and in accordance with the internal accounting practices of the Seller applied on a basis consistent with the Financial Statements, each consistently applied throughout the periods covered by the Financial Statements, with adequate provisions or adjustments for excess inventory, slow-moving inventory, spoilage and inventory obsolescence and shrinkage. The Inventory (including items of Inventory acquired or manufactured subsequent to the date of the Balance Sheet) consists, and will as of the Closing Date consist, of products of quality and quantity commercially usable and salable at not substantially less than cost in the Ordinary Course of Business, except for any items of obsolete material or material below standard quality, substantially all of which have been written down to realizable market value, or for which adequate reserves have been provided, and, except as described in Section 3.15(a) of the Seller Disclosure Letter, the present quantities of all Inventory are reasonable in the present circumstances of the Business and consistent with the average level of Inventory in the past 24 months. No write-down of such Finished Goods has been made or should have been made in the period since March 31, 2018.
(b)Section 3.15(b) of the Seller Disclosure Letter sets forth the aggregate amount of customer deposits held by the Business as of June 30, 2018.

Section 3.16    Taxes.
(a)The Seller has in a timely manner filed all Returns required to be filed by it and has paid all Taxes required to be paid by it, whether or not shown on any Return. All such Returns are true, correct and complete in all material respects.
(b)No examination or audit of any Return of the Seller is in progress that pertains to the Business. All deficiencies proposed as a result of any examination or audit of any Return of the Seller that pertains to the Business have been paid or finally settled.
(c)There are no Tax liens outstanding against any of the Purchased Assets, other than for Taxes not yet due and payable.
(d)The Seller is not a party to a Tax sharing agreement or similar arrangement that will remain in effect with respect to the Business or the Purchased Assets after the Closing.
Section 3.17    Environmental Matters.
(a)The Seller is and has been in compliance in all material respects with all applicable Environmental Laws in connection with the conduct or operation of the Business and the ownership or use of the Purchased Assets. Neither the Seller nor any of its executive officers has received, nor is there any reasonable basis for, any notice, communication or complaint from a Governmental Authority or other Person alleging that the Seller has any liability under any such Environmental Law or is not in compliance in all material respects with any such Environmental Law.
(b)No Hazardous Substances are or have been present, and there is and has been no Release or threatened Release of Hazardous Substances or any investigation, clean-up, remediation or corrective action of any kind relating thereto, (i) on any properties (including any buildings, structures, improvements, soils and subsurface strata, surface water bodies, including drainage ways, and ground waters thereof) currently or formerly owned, leased or operated by or for the Business or the Seller in connection with the Business or any predecessor company, (ii) at any location to which the Business has sent any Hazardous Substances or waste for storage, handling, disposal or treatment, or (iii) at any other location with respect to which the Seller or the Business may be liable under Environmental Law. The Seller is not actually, contingently, potentially or allegedly liable for any Release of, threatened Release of or contamination by Hazardous Substances in connection with the Business or the Purchased Assets or otherwise under any Environmental Law. There is no pending or, to the Knowledge of the Seller, threatened investigation by any Governmental Authority, nor any pending or, to the Knowledge of the Seller, threatened Action with respect to the Business or the Seller in connection with the Business relating to Hazardous Substances or otherwise under any Environmental Law.

(c)The Seller has provided to the Buyer all permits, audits and other reports pertaining to compliance with Environmental Law and all “Phase I,” “Phase II” or other environmental investigation reports in its possession, or to which it has reasonable access, addressing every location ever owned, operated or leased by or on behalf of the Business or the Seller in connection with the Business or at which the Seller or the Business actually, potentially or allegedly may have liability under any Environmental Law.
(d)For purposes of this Agreement:
(i)“Environmental Laws” means: any Laws of any Governmental Authority relating to (A) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) pollution or protection of the environment, health, safety or natural resources.
(ii)“Hazardous Substances” means: (A) those substances defined in or regulated under the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, and their state counterparts, as each may be amended from time to time, and all regulations thereunder; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) lead, polychlorinated biphenyls, asbestos and radon; (E) any other pollutant or contaminant; and (F) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.
(iii)“Release” has the meaning set forth in Section 101(22) of CERCLA (42 U.S.C. § 9601(22)), but not subject to the exceptions in Subsections (A) and (D) of 42 U.S.C. § 9601(22).
Section 3.18    Material Contracts.
(a)Except as set forth in Section 3.18(a) of the Seller Disclosure Letter, as of the date hereof, there are no Assumed Contracts.
(b)Each Assumed Contract is a legal, valid, binding and enforceable agreement and is in full force and effect and will continue to be in full force and effect on identical terms immediately following the Closing Date. Neither the Seller nor, to the Knowledge of the Seller, any other party is in breach or violation in any material respect of, or (with or without notice or lapse of time or both) default under, any Assumed Contract, nor has the Seller received any claim of any such breach, violation or default. The Seller has delivered or made available to the Buyer true and complete copies of all Assumed Contracts, including any amendments thereto.

Section 3.19    Clients and Suppliers.
(a)Section 3.19(a) of the Seller Disclosure Letter sets forth a true and complete list of (i) the top 20 customers and distributors of the Business (based on dollar amount of sales to such customers and distributors) for the 12 month periods ended December 31, 2017 and the five months ended May 31, 2018 and (ii) the amount for which each such customer or distributor was invoiced by the Business during such period. The Seller has not received any notice or has any reason to believe that any of such customers or distributors (including the Seller and its Affiliates) (A) has ceased or substantially reduced, or will cease or substantially reduce, use of products or services of the Business or (B) has sought, or is seeking, to reduce the price it will pay for the services of the Business. None of such customers or distributors has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
(b)Section 3.19(b) of the Seller Disclosure Letter sets forth a true and complete list of (i) the top 20 suppliers of the Business (based on dollar amount of purchases made by the Business) for the 12 month periods ended December 31, 2017 and the five months ended May 31, 2018 and (ii) the amount for which the Business was invoiced by such supplier during such period. The Seller has not received any notice or has any reason to believe that there has been any material adverse change in the price of such supplies or services provided by any such supplier (including the Seller and its Affiliates), or that any such supplier (including the Seller and its Affiliates) will not sell supplies or services to the Buyer at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Seller, subject to general and customary price increases. No such supplier has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.
Section 3.20    Product Liability and Warranty. Except as set forth on Section 3.20 of the Seller Disclosure Letter, since July 1, 2015, all of the products manufactured, sold, leased, and delivered by the Business have conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Business does not have any outstanding and unperformed material liability for replacement or repair thereof or other damages in connection therewith, subject only to any reserve for product warranty claims set forth on the Financial Statements, as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Business. Except as set forth on Section 3.20 of the Seller Disclosure Letter, with respect to any product or service manufactured, sold, leased or delivered by the Business or the Seller since July 1, 2015, none of the Seller or the Business has received any written notice or, to the Knowledge of the Seller, any oral notice, of any material proceedings pending or threatened against the Business or the Seller with respect to the quality or performance of such products or services with respect to claims in excess of $20,000 individually, or $50,000 in the aggregate (which would include any claims relating to any alleged defects, deficiencies, non-conformance, or negligence with respect to any such products or services). The Seller has heretofore delivered to the Buyer true and correct copies of all written warranties currently in effect covering the respective products of the Business.

During the past three years, the aggregate warranty expenses experienced during any one year by the Business did not exceed the amounts specified on Section 3.20 of the Seller Disclosure Letter, and to the Knowledge of the Seller, there is not any defect in any products of the Business that would reasonably be expected to result in a product liability or product warranty claim in excess of $25,000 after the Closing Date.
Section 3.21    Conduct of Business. The Seller has conducted and operated the Business only through the Seller and not through any other divisions or any direct or indirect Subsidiary or Affiliate of the Seller.
Section 3.22    Affiliate Interests and Transactions.
(a)Except as identified on Section 3.22(a) of the Seller Disclosure Letter, no Related Party of the Seller: (i) owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Business; (ii) owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) used in the Business; (iii) has or has had any business dealings or a financial interest in any transaction with the Business or with the Seller involving the Business or any of the Purchased Assets, other than business dealings or transactions conducted in the Ordinary Course of Business at prevailing market prices and on prevailing market terms.
(b)Except for this Agreement, the Transition Services Agreement, the Retained IP License Agreement, the Accessories Supply Agreement and the Generator Supply Agreement, there are no Contracts by and between the Seller, on the one hand, and any Related Party of the Seller, on the other hand, pursuant to which such Related Party provides or receives any information, assets, properties, support or other services to or from the Business (including Contracts relating to billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters). Subsequent to the Closing, the Business will own or have a valid license to all assets, properties and rights currently used in the conduct or operation thereof.
(c)There are no outstanding notes payable to, accounts receivable from or advances by the Business or by the Seller in connection with the Business or involving any assets thereof, and neither the Business nor the Seller in connection with the Business is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Related Party of the Seller. Since the date of the Balance Sheet, neither the Business nor the Seller in connection with the Business has incurred any obligation or liability to, or entered into or agreed to enter into any transaction with or for the benefit of, any Related Party of the Seller, other than the transactions contemplated by this Agreement and the Ancillary Agreements.
Section 3.23    Insurance. Section 3.23 of the Seller Disclosure Letter sets forth a true and complete list of all casualty, directors and officers liability, general liability, product liability and all other types of insurance policies maintained with respect to the Business and the Purchased Assets, together with the carriers and liability limits for each such policy. All such policies are in full force and effect and no application therefor included a material misstatement or omission. All premiums with respect thereto have been paid to the extent due. The Seller has not received notice of, nor to the Knowledge of the Seller is there threatened, any cancellation, termination, reduction of coverage or material premium increases with respect to any such policy. Except as set forth on Section 3.23 of the Seller Disclosure Letter, no claim currently is pending under any such policy. Section 3.23 of the Seller Disclosure Letter identifies which insurance policies are “occurrence” or “claims made” and which Person is the policy holder. All material insurable risks in respect of the Business and the Purchased Assets are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the Business and the Purchased Assets. The activities and operations of the Business have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.
Section 3.24    Brokers. Except for Piper Jaffray & Co., the fees of which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller or its Affiliates.
Section 3.25    Anti-Takeover Provisions. Assuming the accuracy of Section 4.6, the Seller and the Seller Board has taken all necessary action so that the restrictions of Section 203 of the General Corporation Law of the State of Delaware and any other takeover, anti-takeover, moratorium, “fair price”, “business combination”, “control share”, “interested stockholder”, or other similar Law enacted under any Law applicable to the Seller and any restrictive provision in the certificate of incorporation or bylaws or equivalent organizational documents of the Seller (each, a “Takeover Provision”) do not, and will not, apply to this Agreement or the transactions contemplated hereby.
Section 3.26    Privacy and Security.
(a)The Business complies (and requires and monitors the compliance of applicable third parties) with all applicable U.S., state, foreign and multinational Laws relating to privacy or data security, and reputable industry practice, standards, self-governing rules and policies and their own published, posted and internal agreements and policies (which are in conformance with reputable industry practice in all material respects) (all of the foregoing collectively, “Privacy Laws”) with respect to: (i) personally identifiable information (including name, address, telephone number, electronic mail address, social security number, bank account number or credit card number), sensitive personal information and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”), whether any of same is accessed or used by the Seller or any of its business partners; (ii) non-personally identifiable information, whether any of same is accessed or used by the Seller or any of its business partners; (iii) spyware and adware; (iv) the procurement or placement of advertising from or with reputable Persons and websites; (v) the use of Internet searches associated with or using particular words or terms; (vi) the sending of solicited or unsolicited electronic mail messages; and (vii) privacy generally.

(b)The Seller posts all policies with respect to the matters set forth in Section 3.26(a) on the Seller’s websites in conformance with Privacy Laws. The Seller does not use, collect, or receive any Personal Information or sensitive non-personally identifiable information and does not become aware of the identity or location of, or identify or locate, any particular Person as a result of any receipt of such Personal Information.
(c)The Seller takes all commercially reasonable steps to protect the operation, confidentiality, integrity and security of the Seller’s software, systems and websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and there have been no breaches of same.
Section 3.27    Health Care Law Compliance.
(a)The Seller (including its Subsidiaries) is conducting, and has for the last three years, conducted, the Business in compliance in all material respects with applicable Health Care Laws.
(b)During the past three years, neither the Seller nor the Business has received any written notification of any pending, commenced or, to the Knowledge of the Seller, threatened Action relating to: (i) allegations or investigations of potential or actual non-compliance with any Health Care Laws; (ii) withdrawal of any authorization to market, investigate, or research a Product; (iii) enjoinment of manufacture or distribution of any Product; or (iv) a change to the labeling, distribution, promotion or classification of any Product.
(c)(i) The Seller holds all material Permits required by the Health Care Laws for the conduct of the Business as currently conducted, including, but not limited to, pre-market notifications (“510(k)s”) and pre-market approval applications required by the federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.) (collectively, the “Health Care Permits”); and (ii) all such Health Care Permits are in full force and effect. Neither the Seller nor the Business has received any written information from any Healthcare Regulatory Authority, which would reasonably be expected to lead to the denial or material modification by the Healthcare Regulatory Authorities of any planned or pending Health Care Permit.
(d)All material reports, documents, claims and notices required to be filed, maintained or furnished to any Healthcare Regulatory Authority have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).
(e)During the past three years, the Seller has not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued a Recall. There are no facts which are reasonably likely to necessitate a Recall. The Seller and the Business have not introduced any Products into the market that were adulterated or misbranded, or have engaged in conduct that is reasonably likely to result in any Products becoming adulterated or misbranded after introduction into the market.

(f)All clinical and non-clinical research and investigations conducted by or on behalf of or sponsored by the Seller or the Business have been, and, if still pending, are being conducted in all material respects in accordance with all applicable Health Care Laws. No investigational Product application filed by or on behalf of the Seller or the Business with any Healthcare Regulatory Authority has been terminated or suspended, and no Healthcare Regulatory Authority has commenced, or, to the Knowledge of the Seller, threatened to initiate any action to place a clinical hold order on, or otherwise terminate, delay, or suspend any clinical investigation conducted or proposed to be conducted by or on behalf of the Seller or its Subsidiaries.
(g)During the past three years, the Seller has not received any FDA Form 483, notice of adverse finding, warning or untitled letter, or other communication from a Healthcare Regulatory Authority alleging noncompliance with Health Care Laws.
(h)Neither the Seller nor the Business, nor any submissions to Healthcare Regulatory Authorities with respect to the Products, is the subject of any pending or, to the Knowledge of the Seller, threatened investigation related to noncompliance with Health Care Laws. Neither the Business nor, to the Knowledge of the Seller, any of its officers, employees or independent contractors has been debarred, excluded or convicted of any crime that would result in a debarment or exclusion under 21 U.S.C. § 335a or any other Health Care Laws. Neither the Seller nor the Business, or any of their respective directors, officers, employees or agents is debarred, suspended or excluded, or has been convicted of any crime or, to the Knowledge of the Seller, engaged in any conduct that could reasonably be expected to result in a debarment, suspension or exclusion from any federal or state government health care program or human clinical research, or to the Knowledge of the Seller, is subject to any inquiry, investigation, proceeding, or other similar action by a Governmental Authority that could reasonably be expected to result in any such debarment, suspension or exclusion.
(i)The Seller is not a party to any corporate integrity agreements, non‑prosecution agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Authority. No Person has filed or has threatened to file against the Seller, any claim or Action or proceeding under any federal or state whistleblower statute or equivalent law in the applicable jurisdiction, including without limitation, under the False Claims Act, 31 U.S.C. §§ 3729‑3733.
(j)During the past three years, the Seller has not received notice of, and there is no pending or, to the Knowledge of the Seller, threatened, proceeding with respect to any alleged “breach” (as such term is defined under HIPAA) or any other violation of HIPAA by any of the Seller or its “workforce” (as such term is defined under HIPAA).
Section 3.28    Certain Payments. Neither the Seller (nor, to the Knowledge of the Seller, any of its respective directors, executives, representatives, agents or employees) in connection with the Business or the Purchased Assets (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or any employees of a foreign or domestic government-owned entity or made available any corporate funds to any Person for the purpose of financing the activities of any Person currently targeted by any U.S. sanctions administered by the Office of Foreign Assets Control, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any other anticorruption, money laundering or anti-terrorism Law applicable to the Business or the Purchased Assets, (d) has made, offered, authorized or promised any payment, rebate, payoff, influence payment, contribution, gift, bribe, rebate, kickback, or any other thing of value to any government official or employee, political party or official, or candidate, regardless of form, to obtain favorable treatment in obtaining or retaining business or to pay for favorable treatment already, secured, (e) has established or maintained, or is maintaining, any fund of corporate monies or other properties for the purpose of supplying finds for any of the purposes described in the foregoing clause (d) or (f) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other similar payment of any nature. The Seller, and, to the Knowledge of the Seller, all entities acting on behalf of the Business, have developed and implemented an anti-corruption compliance program that includes internal controls, policies, and procedures designed to ensure compliance with any applicable national, region or local anticorruption Law.
Section 3.29    Certain Information. The Proxy Statement will not, at the time it is first mailed to the Seller’s stockholders, at the time of any amendments or supplements thereto and at the time of the Seller Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Seller makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied in writing by or on behalf of the Buyer specifically for inclusion or incorporation by reference therein. For purposes of this Agreement, the letter to stockholders, notice of meeting, proxy statement and form of proxy to be distributed to stockholders in connection with the transactions contemplated by this Agreement (including any amendments or supplements) are collectively referred to as the “Proxy Statement.”
Section 3.30    No Other Representations or Warranties. Except for the representations and warranties contained in Article III, neither the Seller nor any other Person on behalf of the Seller makes any express or implied representation or warranty with respect to the Seller or with respect to any other information provided to the Buyer in connection with the transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
The Buyer hereby represents and warrants to the Seller as follows:
Section 4.1    Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Tennessee and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2    Authority. The Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.
Section 4.3    No Conflict; Required Filings and Consents.
(a)The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which the Buyer will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
(i)conflict with or violate the certificate of incorporation or bylaws of the Buyer;
(ii)conflict with or violate, or give any Governmental Authority the right to challenge any of the transactions contemplated hereby under any Law applicable to the Buyer; or
(iii)result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Buyer is a party;
except in the case of clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that do not, individually or in the aggregate, materially impair the ability of the Buyer to consummate, or prevent or materially delay, any of the transactions contemplated by this Agreement or the Ancillary Agreements.
(b)The Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be party or the consummation of the transactions contemplated hereby or thereby, except for any filings required to be made under the HSR Act.

Section 4.4    Financing. At the Closing, subject to the terms and conditions of the Financing Commitments and subject to the satisfaction of the conditions contained in Sections 6.1 and 6.3, assuming the accuracy of the Seller’s representations and warranties set forth in Article III and assuming compliance by the Seller with the covenants set forth herein, the Buyer will have on the Closing Date sufficient available funds to pay the consideration specified in Section 2.5 and to make all other necessary payments by it in connection with the transactions contemplated by this Agreement. Concurrently with the execution and delivery of this Agreement, the Buyer has received and accepted (i) an executed equity commitment letter, dated as of the date of this Agreement, from RoundTable Healthcare Partners IV, L.P. and RoundTable Healthcare Investors IV, L.P. (“RoundTable”), pursuant to which RoundTable has agreed, subject to the terms and conditions thereof, to provide equity financing in an aggregate amount set forth therein (as amended, restated, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 5.21, the “Equity Financing Commitment”), (ii) an executed commitment letter, dated as of the date of this Agreement (as amended, restated, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 5.21, the “Senior Debt Financing Commitments”), from Capital One, National Association and CIBC Bank USA (collectively with any other additional lead arrangers, bookrunners, managers, arrangers, agents, co-agents or lenders who become party to the Senior Debt Financing Commitments, the “Senior Lenders”), pursuant to which the Senior Lenders have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein and (iii) an executed commitment letter, dated as of the date of this Agreement (as amended, restated, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 5.21, together with the Senior Debt Financing Commitments, the “Debt Financing Commitments” and together with the Equity Financing Commitment, the “Financing Commitments”), from RoundTable Healthcare Capital Partners III, L.P. (the “Subordinated Lender”), pursuant to which the Subordinated Lender have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein. The Buyer has delivered to the Seller true, complete and correct copies of the executed Financing Commitments and copies of the fee letters related to the Senior Debt Financing Commitments (with only fee amounts, pricing caps, market flex and other economic terms redacted). As used in this Agreement, “Debt Financing Source” means any entity that has committed to provide or otherwise entered into agreements with the Buyer in connection with the Debt Financing, Alternative Financing or other financings in connection with the transactions contemplated by this Agreement, including the parties to the Debt Financing Commitments and any joinder agreements or credit agreements related thereto.
Section 4.5    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer or its Affiliates.
Section 4.6    Ownership of Seller Common Stock. The Buyer is not, and at no time during the last three years has been, an “interested stockholder” of the Seller as defined in Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”).

Section 4.7    Certain Information. None of the information supplied or to be supplied by or on behalf of the Buyer specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first published, distributed or disseminated to the Seller’s stockholders, at the time of any amendments or supplements thereto and at the time of the Seller Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Buyer does not make any representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied in writing by or on behalf of the Seller or its Affiliates specifically for inclusion or incorporation by reference therein.
ARTICLE V
COVENANTS
Section 5.1    Conduct of Business Prior to Closing. Between the date of this Agreement and the Closing Date or the termination date if earlier terminated, unless the Buyer shall otherwise agree in writing, the Seller shall use commercially reasonable efforts to cause the Business to be conducted only in the Ordinary Course of Business, and shall preserve substantially intact the organization of the Business, keep available the services of the current Business Employees and preserve the current relationships of the Business with customers, suppliers and other persons with which the Business has significant business relations. Without limiting the generality of the foregoing, between the date of this Agreement and the Closing Date or the termination date if earlier terminated, the Seller shall not do or propose to do, directly or indirectly, and shall cause its Affiliates not to do, any of the following in connection with the Business or the Purchased Assets without the prior written consent of the Buyer:
(a)issue, sell, pledge, dispose of or otherwise subject to any Encumbrance any Purchased Assets, other than sales or transfers of Inventory for fair market value in the Ordinary Course of Business;
(b)incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances, in each case affecting the Business or the Purchased Assets, except for any indebtedness that is an Excluded Liability;
(c)amend, waive, modify in any material respect or in a manner adverse to the Business or the Purchased Assets or consent to the termination of any Assumed Contract, or amend, waive, modify in any material respect or in a manner adverse to the Business or the Purchased Assets or consent to the termination of any of the Seller’s rights thereunder, or enter into any Contract in connection with the Business or the Purchased Assets other than in the Ordinary Course of Business that, together with any other Assumed Contracts entered into in accordance with this clause, would not be material to the Business or the Purchased Assets, taken as a whole;

(d)authorize, or make any commitment with respect to, any single capital expenditure for the Business that is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $150,000 for the Business taken as a whole;
(e)acquire any corporation, partnership, limited liability company, other business organization or division thereof or any material amount of assets, or enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement in each case with respect to or affecting the Business;
(f)enter into any lease of personal property or any renewals thereof in connection with the Business involving a term of more than one year or rental obligation exceeding $10,000 per year in any single case;
(g)except as may be required by applicable Law or any Employee Plan or except in the Ordinary Course of Business, (A) enter into or increase the benefits provided under any employment agreement with any Business Employee, (B) make or grant, or permit any of their respective Affiliates to make or grant, any bonus or increase the rate or terms of compensation or benefits of any Business Employee, or (C) enter into, amend or terminate any Employee Plan;
(h)enter into any Contract with any Related Party of the Seller in connection with or affecting the Business or the Purchased Assets;
(i)make any change in any method of accounting or accounting practice or policy affecting the financial statements of the Business, except as required by GAAP;
(j)make, revoke or modify any Tax election with respect to the Business or the Purchased Assets, settle or compromise any Tax liability with respect to the Business or the Purchased Assets, or amend any Return relating to the Business or the Purchased Assets other than on a basis consistent with past practice;
(k)pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the Business or the Purchased Assets, other than the payment, discharge or satisfaction, in the Ordinary Course of Business, of liabilities reflected or reserved against on the Balance Sheet or subsequently incurred in the Ordinary Course of Business;
(l)cancel, compromise, waive or release any right or claim relating to the Business or the Purchased Assets, other than in the Ordinary Course of Business that, together with any other rights or claims cancelled, compromised, waived or released would not be material to the Business or the Purchased Assets, taken as a whole;
(m)permit the lapse of any existing policy of insurance relating to the Business or the Purchased Assets;
(n)permit the lapse of any right relating to Transferred Intellectual Property or any material right relating to any other intangible asset used or held for use in connection with the Business;

(o)accelerate the collection of or discount any Receivables, delay the payment of liabilities that would become Assumed Liabilities or defer expenses, reduce Inventories or otherwise increase cash on hand in connection with the Business, except in the Ordinary Course of Business;
(p)use any Purchased Assets to pay any Transaction Expenses;
(q)commence or settle any Action for an amount in excess of $25,000 individually or $100,000 in the aggregate relating to the Business, the Purchased Assets or the Assumed Liabilities; or
(r)announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.
Section 5.2    Covenants Regarding Information.
(a)From the date hereof through the Closing Date, the Seller shall, and shall cause its Affiliates to, afford the Buyer and its Representatives reasonable access (including for inspection and copying) at all reasonable times and upon reasonable prior notice to the Purchased Assets and the Seller’s Representatives, properties, offices, plants and other facilities, and books and records relating to the Business and the Purchased Assets, and shall furnish the Buyer with (i) unaudited monthly financial statements for the month of the date of the Agreement and for each subsequent month thereafter through the month of the Closing, in each case promptly (and in any event no later than five Business Days) following the end of each such month and (ii) such financial, operating and other data and information in connection with the Business and the Purchased Assets as the Buyer may reasonably request; provided, that until the Closing Date, the Seller shall not be required to provide access to or furnish any information if doing so would violate applicable Law, or where such access to information would involve the waiver of an attorney-client privilege so long as the Seller has taken all reasonable steps to permit inspection of or to disclose such information on a basis that does not violate applicable Law or compromise the Seller’s privilege with respect thereto, including by disclosing such information to external counsel to the Buyer to the extent required to comply with applicable Law or maintain such privilege, as applicable.
(b)On the Closing Date, the Seller shall deliver or cause to be delivered to the Buyer all original (and any and all copies of) agreements, documents, books and records, files and other information, and all computer disks, records, tapes and any other storage medium on which any such agreements, documents, books and records, files and other information is stored, in any such case, relating to the Business or the Purchased Assets. If any such computer disks, records, tapes or other storage medium contain information that does not relate to the Business or the Purchased Assets, the Seller shall either (i) transfer a complete copy of the information stored thereon that relates to the Business or the Purchased Assets onto storage media that is delivered to the Buyer on the Closing Date and on or prior to the Closing Date permanently delete all such information from the existing computer disks, records, tapes or other storage medium that is retained by the Seller or (ii) permanently delete and erase from such computer disks, records, tapes or other storage medium delivered to the Buyer all information that does not relate to the Business or the Purchased Assets.  Following the Closing Date, the Seller shall not retain in its possession or under its control, in any form, any agreements, documents, books and records, files or other information, or any computer disks, records, tapes or any other storage medium that contains any agreements, documents, books and records, files and other information, relating to the Business or the Purchased Assets (including any personal or other information stored on any media by any Transferring Employees), including any of the foregoing that is stored on any server or other storage media maintained by a third-party on behalf of the Seller (including any “cloud” storage platform). If, notwithstanding the foregoing, the Seller discovers following the Closing Date that it is in possession of or has under its control any such items, the Seller shall (x) deliver to the Buyer any such items and (y) thereafter permanently delete and erase all such information (including all copies thereof) in its possession or under its control as soon as reasonably practicable.
(c)In order to facilitate the resolution of any claims made by or against or incurred by the Buyer after the Closing or for any other reasonable purpose, for a period of seven years following the Closing, the Seller shall: (i) retain all books, documents, information, data, files and other records of the Seller that relate to the Business, the Purchased Assets or the Assumed Liabilities for periods prior to the Closing and which shall not otherwise have been delivered to the Buyer; (ii) upon reasonable notice, afford the Buyer and its Representatives reasonable access (including for inspection and copying, at the Buyer’s expense), during normal business hours, to such books, documents, information, data, files and other records, including in connection with claims, proceedings, actions, investigations, audits and other regulatory or legal proceedings involving or relating to the Business, the Purchased Assets or the Assumed Liabilities; and (iii) furnish the Buyer and its Representatives reasonable assistance (at the Buyer’s expense), including access to personnel, in connection with any such claims and other proceedings; provided, that such access shall be granted until the later of seven years following the Closing and the expiration date of the applicable statute of limitations with respect to tax matters. The Seller shall permit, promptly upon reasonable request, the Buyer and its Representatives to use original copies of any such records for purposes of litigation; provided, that such records shall promptly be returned to the Seller following such use. The Seller shall not destroy any such books and records without providing the Buyer with written notice detailing the contents of such books and records, and providing the Buyer with the opportunity to obtain such books and records, at least 90 days prior to the destruction thereof.
Section 5.3    Non-Competition; Non-Solicitation.
(a)For a period of 10 years following the Closing, the Seller shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement:
(i)engage in any business anywhere that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Business (but excluding without limitation any of the foregoing that are manufactured, produced or supplied by the Seller on the Closing Date other than in connection with the Business) (“Competing Business”), or perform management, executive or supervisory functions with respect to, own, operate, join, control, render financial assistance to, receive any economic benefit from, or allow any of its officers, directors or employees to be connected as an officer, director, employee, partner, member, stockholder, consultant or otherwise with, any Person engaged in a Competing Business (provided, for the avoidance of doubt, that in no event shall the Seller or any of its Affiliates directly or indirectly provide on an original equipment manufacturer basis or otherwise sell, distribute or market to any Person any Specialty Generator (including any improvements or developments in connection therewith) or any other unique generator manufactured by the Seller or its Affiliates, in each case, as a substitute for or competitor to any Standard Generators); provided, however, that Competing Business shall not include, and following the Closing, the Seller shall be permitted to, manufacture, produce and/or supply, the Specialty Generators;
(ii)solicit, recruit or hire any person who at any time on or after the Closing is a Buyer Employee (as hereinafter defined); provided, that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation by search firms not specifically directed at Buyer Employees or (B) the Seller or any of its Affiliates from soliciting, recruiting or hiring any Buyer Employee who has ceased to be employed or retained by the Seller, the Buyer or any of their respective Affiliates for at least 12 months. For purposes of this Section 5.3, “Buyer Employees” means, collectively, officers, directors and employees of the Buyer and its Affiliates who work or are engaged in connection with the Business, and persons acting under any management, service, consulting, distribution, dealer or similar contract in connection with the Business or the Purchased Assets; or
(iii)approach or seek Competing Business from any Customer (as hereinafter defined), refer Competing Business from any Customer to any Person or be paid commissions based on Competing Business sales received from any Customer by any Person. For purposes of this Section 5.3, the term “Customer” means any Person to which the Seller, the Buyer or any of their respective Affiliates provided products or services during the 36-month period prior to the time at which any determination shall be made that any such Person is a Customer; provided, that the foregoing shall not prohibit any referral of business by the Seller to the Buyer.
(b)The Seller acknowledges that the covenants of the Seller set forth in this Section 5.3 are an essential element of this Agreement and that any breach by the Seller of any provision of this Section 5.3 will result in irreparable injury to the Buyer. The Seller acknowledges that in the event of such a breach, in addition to all other remedies available at law, the Buyer shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. The Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5.3 are reasonable and proper to protect the legitimate interest of the Buyer.
(c)For a period of 10 years following the Closing, each party shall not, and shall cause its Affiliates not to, directly or indirectly through any Person or contractual arrangement, disparage the other party or any of its Affiliates in any way that would reasonably be expected to adversely affect the goodwill, reputation or business relationships of the other party or any of its Affiliates with the public generally, or with any of their respective customers, suppliers or employees.

(d)If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5.3 are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the Buyer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5.3 because taken together they are more extensive than necessary to assure to the Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.
Section 5.4    Notification of Certain Matters. The Seller shall give prompt written notice to the Buyer of (i) the occurrence of any change, condition or event that has had or is reasonably expected by the Seller to have a Material Adverse Effect, (ii) any failure of the Seller or any Affiliate of the Seller to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the Buyer’s obligations hereunder, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or (iv) any Action pending or, to the Knowledge of the Seller, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements (the “Transaction Litigation”).
Section 5.5    Misdirected Payments and Mail. After the Closing: (a) if the Seller or any of its Affiliates receive any refund, payment or other amount that is a Purchased Asset or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, the Seller promptly shall remit, or shall cause to be remitted, such amount to the Buyer, (b) if the Buyer or any of its Affiliates receive any refund, payment or other amount that is an Excluded Asset or is otherwise properly due and owing to the Seller or any of its Affiliates in accordance with the terms of this Agreement, the Buyer promptly shall remit, or shall cause to be remitted, such amount to Seller and (c) if either party or its Affiliates receives any mail, courier package, facsimile transmission, purchase order, invoice, service request or other document intended for or otherwise the property of the other party or its Affiliates pursuant to the terms of this Agreement or any of the Ancillary Agreements, the receiving party shall promptly (i) notify and (ii) forward such mail, packages, transmission, order, invoice, request or other document to, the other party.

Section 5.6    Tax Matters.
(a)The Seller and the Buyer shall each be responsible for, and shall each indemnify the other for, one-half of any and all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer, recordation or similar Taxes and all recording or filing fees, notarial fees and other similar costs (including all interest, penalties and additions imposed with respect to such amounts) incurred by the Seller or the Buyer as a result of the transactions contemplated by this Agreement (the “Transfer Taxes”). The party that has the primary obligation to do so under applicable Law shall file any Returns due with respect to Taxes described in this Section 5.6(a) and shall prepare and timely file, or cause to be prepared and timely filed, any such Returns and shall provide a draft copy of such Returns and other documentation to the non-filing party at least 10 days prior to the due date for such Returns for the other party’s review and comment and consent to filing the same, which consent shall not be unreasonably withheld, delayed or conditioned. Within 10 days of the due date (including any applicable extensions) of any such Return filed by a party (or if later, the Closing Date), the non-filing party shall provide any amounts that are the obligation of such non-filing party to the filing party.
(b)Subject to Section 5.2, the Seller and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing their respective Returns and in connection with any audit with respect to any Taxes, including maintaining and making available to each other all records necessary in connection with Taxes; provided, however, that such access and assistance do not unreasonably disrupt the normal operations of the Buyer or the Seller; and provided, further, that in no event will the Buyer be required to disclose any Buyer Returns for a Post-Closing Tax Period. Any documents requested by the Buyer or the Seller shall be limited to those documents that reasonably relate to the Returns (including any workpapers connected thereto), disputes and other matters relating to Taxes in respect of the Business and the Purchased Assets. Nothing in this Section 5.6 shall be interpreted as requiring either party to disclose to the other party confidential information that does not relate to the Returns (including any workpapers connected thereto), disputes and other matters relating to Taxes in respect of the Business and the Purchased Assets, and either party may make appropriate redactions to documents provided to protect such confidential information.
(c)The Buyer and the Seller hereby waive compliance with the requirements and provisions of any applicable bulk sale, bulk transfer, or similar Laws.
Section 5.7    Employee Matters.
(a)Except as specifically provided in this Section 5.7: (i) the Buyer shall not adopt, become a sponsoring employer of, or have any obligations under or with respect to the Employee Plans, and the Seller shall be solely responsible for any and all liabilities and obligations that have been incurred or may be incurred under or in connection with any Employee Plan; (ii) the Seller shall be solely responsible for any and all liabilities arising out of or relating to the employment of Business Employees who do not become Transferring Employees (as defined below), whether such liabilities arise before, on or after the Closing Date; and (iii) the Seller shall be solely responsible for any and all liabilities arising out of or relating to the employment of any Transferring Employee before the date such employee actually commences work with the Buyer and its Affiliates pursuant to Section 5.7(b). For purposes hereof, with respect to the Welfare Plans, claims under any medical, dental, vision, or prescription drug plan generally will be deemed to be incurred on the date that the service giving rise to such claim is performed and not when such claim is made; provided, however, that with respect to claims relating to hospitalization, the claim will be deemed to be incurred on the first day of such hospitalization and not on the date that such services are performed. Claims for disability under any long or short term disability plan will be incurred on the date the Business Employee is first absent from work because of the condition giving rise to such disability and not when the Business Employee is determined to be eligible for benefits under the applicable Welfare Plan.
(b)The Buyer may, or may cause one of its Affiliates to, extend offers of employment to the Business Employees listed on Section 3.9(a) of the Seller Disclosure Letter who are actively at work as of the Closing Date (all such employees who accept the Buyer’s offer of employment are referred to as the “Transferring Employees”). Such offer of employment shall include: (i) a base salary and annual target cash incentive opportunities that each are substantially comparable to those being provided to such Transferring Employee by the Seller immediately prior to the Closing and (ii) employee benefits that are either substantially comparable in the aggregate to either those provided by the Seller immediately prior to the Closing or to those provided by the Buyer and its Affiliates to its similarly-situated employees, provided that for purposes of the covenants of this Section 5.7(b), defined benefit pension plans, retiree welfare benefits, long term incentive compensation and equity compensation shall be disregarded. For purposes of this Agreement, any Business Employee who is not at work on the Closing Date due to a short-term absence (including due to vacation, holiday, jury duty, illness, authorized short-term leave of absence or short-term disability) shall be deemed to be “actively at work”; provided, that any such individuals that are on authorized short-term leave of absence or short-term disability shall not be deemed to constitute “Transferring Employees” until such time as they return to active employment and the Seller shall be responsible for all liabilities with respect to such employees until they become Transferring Employees. The Seller shall terminate the employment of all Transferring Employees immediately prior to the Closing (or, as applicable, upon their return to active employment) and shall cooperate with and use its commercially reasonable efforts to assist the Buyer in its efforts to secure satisfactory employment arrangements with those employees of the Seller to whom the Buyer makes offers of employment.
(c)The Seller shall comply with the requirements of the WARN Act or any similar state, provincial or local law with respect to any “plant closing” or “mass layoff,” as those terms are defined in the WARN Act or such other applicable law, which may result from the Seller’s termination of the employment of any of its employees in connection with the transactions contemplated hereby through the Closing Date.
(d)The Seller and its ERISA Affiliates shall comply with the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA, with respect to any employee, former employee or beneficiary of any such employee or former employee who is covered under any group health plan, as defined in Section 5000(b)(1) of the Code (a “Group Health Plan”),

maintained by the Seller and its ERISA Affiliates as of the Closing Date or whose “qualifying event” within the meaning of Section 4980B(f) of the Code occurs on or prior to the Closing Date, whether pursuant to the provisions of COBRA or otherwise. The Buyer shall comply with the provisions of COBRA with respect to Transferring Employees who are covered under any Group Health Plan maintained by the Buyer after the Closing Date.
(e)The Buyer shall use commercially reasonable efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferring Employees under the plans and arrangements established or maintained by the Buyer (the “Buyer Welfare Plans”), other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under the corresponding Employee Plan and (ii) provide each Transferring Employee with credit under the Buyer Welfare Plans for any co-payments and deductibles paid under the corresponding Employee Plans prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements for the year in which the Closing Date occurs.
(f)For purposes of determining eligibility to participate, vesting and determination of the level of benefits (but not accrual or entitlement to benefits other than severance benefit and vacation accrual where length of service is relevant) for Transferring Employees under all employee benefit plans and arrangements of the Buyer, the Buyer shall recognize service with the Seller to the same extent recognized under the corresponding Employee Plans as in effect immediately prior to the Closing Date.
(g)The Seller shall cash out the accrued vacation and paid time-off of all Transferring Employees no later than promptly following their termination of employment.
(h)Nothing contained in this Agreement shall create any third-party beneficiary rights in any Transferring Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Transferring Employee by the Buyer or under any benefit plan that the Buyer may maintain.
(i)Nothing contained in this Agreement shall confer upon any Transferring Employee any right with respect to continued employment by the Buyer, nor shall anything herein interfere with the right of the Buyer to terminate the employment of any Transferring Employee at any time, with or without cause, following the effective date of his or her employment with the Buyer, or restrict the Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Transferring Employees.

Section 5.8    Confidentiality.
(a)The Buyer acknowledges that the information being provided to it by or on behalf of the Seller in connection with the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations thereunder shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
(b)For a period of five years following the Closing Date, the Seller shall not, and the Seller shall cause its Affiliates and the respective Representatives of the Seller and its Affiliates not to, use for its or their own benefit or divulge or convey to any third-party, any Confidential Information; provided, however, that the Seller or its Affiliates may furnish such portion (and only such portion) of the Confidential Information as the Seller or such Affiliate reasonably determines it is legally obligated to disclose if: (i) it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such request, it notifies the Buyer of the existence, terms and circumstances surrounding such request and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow such request; (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and (iv) disclosure of such Confidential Information is required to prevent the Seller or such Affiliate from being held in contempt or becoming subject to any other penalty under applicable Law. For purposes of this Agreement, “Confidential Information” consists of all information and data relating to the Business (including Intellectual Property, customer and supplier lists, pricing information, marketing plans, market studies, client development plans, business acquisition plans and all other information or data), the Purchased Assets or the transactions contemplated hereby, except for data or information that is or becomes available to the public other than as a result of a breach of this Section.
(c)Effective as of the Closing, the Seller hereby assigns to the Buyer all of the Seller’s right, title and interest in and to any confidentiality agreements entered into by the Seller (or its Affiliates or Representatives) and each Person (other than the Buyer and its Affiliates and Representatives) who entered into any such agreement or to whom Confidential Information was provided in connection with any transaction involving the acquisition or purchase of all or any material portion of the Business or the Purchased Assets. From and after the Closing, the Seller will, at the Buyer’s sole cost and expense, take all actions reasonably requested by the Buyer in order to assist in enforcing the rights so assigned. The Seller shall use its commercially reasonable efforts to cause any such Person to return to the Seller any documents, files, data or other materials constituting Confidential Information that was provided to such Person in connection with the consideration of any such transaction.

Section 5.9    Consents and Filings.
(a)The Seller and the Buyer shall use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (a) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (b) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act or any other applicable Law. In furtherance and not in limitation of the foregoing, the Seller shall permit the Buyer to reasonably participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement or the transactions contemplated hereby, and the Seller shall not settle or compromise any such claim, suit or cause of action without the Buyer’s written consent. Notwithstanding anything herein to the contrary, the Buyer shall not be required by this Section to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of the Buyer or any of its Affiliates or any portion of the Business or the Purchased Assets or (ii) limit the Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Business or the Purchased Assets or any of the Buyer’s or its Affiliates’ other assets or businesses; provided, that the Seller may not, without the prior written consent of the Buyer, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, Contract or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any Purchased Asset, the Business or any portion thereof, (B) conduct, restrict, operate, invest or otherwise change the Purchased Assets, the Business or any portion thereof in any manner, or (C) impose any restriction, requirement or limitation on the operation of the Business or portion of the Business.
(b)Nothing in this Agreement or the Ancillary Agreements shall be construed as an agreement to assign any Assumed Contract, Permit, Right or other Purchased Asset that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third-party or Governmental Authority unless and until such consent or waiver shall be given. The Seller shall use its reasonable best efforts, and the Buyer shall cooperate reasonably with the Seller, to obtain such consents and waivers and to resolve the impediments to the sale, assignment, transfer or delivery contemplated by this Agreement or the Ancillary Agreements and to obtain any other consents and waivers necessary to convey to the Buyer all of the Purchased Assets. In the event any such consents or waivers are not obtained prior to the Closing Date, the Seller shall continue to use its commercially reasonable efforts to obtain the relevant consents or waivers until such consents or waivers are obtained, and the Seller will cooperate with the Buyer in any lawful and economically feasible arrangement to provide that the Buyer shall receive the interest of the Seller in the benefits under any such Assumed Contract, Permit, Right or other Purchased Asset, including performance by the Seller, if economically feasible, as agent; provided, that the Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Buyer would have been responsible therefor hereunder if such consents or waivers had been obtained.

Nothing in this Section 5.9(b) shall affect the Buyer’s right to terminate this Agreement under Section 8.1 in the event that any consent or waiver as described herein is not obtained.
Section 5.10    Public Announcements. Each of the Seller and the Buyer shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system or any disclosure by the Buyer or any of its Affiliates in connection with the Financing.
Section 5.11    Further Assurances; Wrong Pockets
(a)The Seller shall, and shall cause its Affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as the Buyer may reasonably request to effect, consummate, confirm or evidence the sale and transfer to the Buyer of the Purchased Assets and the other transactions contemplated by this Agreement. The Buyer shall, and shall cause its Affiliates to, execute and deliver such further instruments of assumption and take such additional action as the Seller may reasonably request to effect, consummate, confirm or evidence the transactions contemplated hereby, including the assumption by the Buyer of the Assumed Liabilities.
(b)Without limiting the generality of the foregoing, if at any time following the Closing it becomes apparent that any Purchased Asset (including any Contract) that should have been transferred to the Buyer pursuant to this Agreement was not so transferred, or any Excluded Asset was inadvertently transferred to the Buyer, the Seller shall, and shall cause its applicable Affiliates to, or the Buyer shall, and shall cause its Subsidiaries to, as applicable, in each case as promptly as practicable, (i) transfer all rights, title and interest in (A) such Purchased Asset to the Buyer or as the Buyer may direct, or (B) such Excluded Asset to the Seller or as the Seller may direct, as applicable, in each case for no additional consideration; and (ii) hold its right, title and interest in and to such Purchased Asset or Excluded Asset, as applicable, in trust for the applicable transferee until such time as such transfer is completed.
Section 5.12    Intercompany Arrangements; Enterprise-Wide Contracts.
(a)Except as set forth in Section 5.12(a) of the Seller Disclosure Letter and except for this Agreement and the Ancillary Agreements, all intercompany and intracompany accounts, indebtedness, transactions or Contracts relating to the Business, on the one hand, and the Seller and its Affiliates (other than the Business), on the other hand, shall be cancelled, settled, offset, capitalized or otherwise eliminated, without any consideration or further obligation or liability to any party and without the need for any further documentation, prior to the Closing.

(b)The Seller and the Buyer recognize and acknowledge that the Enterprise-Wide Contracts set forth in Section 5.12(b) of the Seller Disclosure Letter relate to both the Business and the Retained Business. All Enterprise-Wide Contracts shall be retained by the Seller. Following the date hereof, the Seller and the Buyer shall use their respective commercially reasonable efforts to negotiate a new Contract for the benefit of the Buyer and its Affiliates with respect to the matters covered by such Enterprise-Wide Contracts. The terms and conditions of any Contract or arrangement applicable to the Business entered into pursuant to this Section 5.12 shall be reasonably acceptable to the Buyer. In the event that the Seller and the Buyer are not able to obtain any such new Contract, then the Seller shall cause the Transition Services Agreement to include, as a Service (as defined in the Transition Services Agreement), for such time as is reasonably necessary for the Business to obtain a new Contract covering such products and services, which period shall be set forth in the Transition Services Agreement, either (x) the products and services provided under such Contract or (y) reasonable alternative arrangements which permit the Buyer to continue operating the Business in substantially the same manner as currently conducted.
Section 5.13    Insurance; Risk of Loss.
(a)In the event the Buyer provides written notice to the Seller of a claim asserted in connection with the Business after the Closing arising out of an occurrence taking place on or prior to the Closing or with respect to facts, circumstances or conditions that arose or existed on or prior to the Closing (“Post-Closing Claims”), the Seller shall use commercially reasonable efforts to obtain recoveries under any applicable occurrence-based insurance policies maintained by the Seller that covered the Business to the extent such insurance coverage exists and provides coverage and shall pay to the Buyer any net proceeds recovered thereunder; provided, that the Buyer shall (i) be responsible for the satisfaction or payment of any and all associated self-retentions, deductibles, costs and expenses with respect to any Post-Closing Claim and (ii) the Buyer shall reasonably cooperate with the Seller with respect to the tendering of any such claims including providing notices, information and backup materials as may be necessary in connection therewith.
(b)The Seller agrees that with respect to any act, omission, event or occurrence that results in a material liability relating to any Purchased Asset that first occurs, and that the Seller first becomes aware of, during the period beginning on the date hereof and ending as of the Closing that is covered by insurance policies under which the applicable Purchased Asset is insured prior to the Closing, (i) the Seller shall promptly notify the Buyer of the occurrence of such event, and (ii) the Seller shall promptly make claims under such policies in respect of such act, omission, event, occurrence or liability, subject to the terms and conditions of such policies, and, to the extent any insurance proceeds are received by the Seller in respect of such claims, then the Seller shall (but conditioned upon the occurrence of the Closing), promptly after the Seller’s receipt thereof, remit to the Buyer the amount of such proceeds (net of any deductibles or expenses), less any amounts thereof actually paid to third parties who perform repairs or other similar work in connection with restoring the applicable Purchased Asset to its prior condition.

Section 5.14    Name Change and Use of Names.
(a)The Seller will use commercially reasonable efforts to change the name of the Seller and its Subsidiaries to a name that does not include or relate to and is not based on or likely to be confused with the name “Bovie Medical” as soon as practicable after the Closing, but in any event effective no later than one year following of the Closing. As soon as practicable after the Closing, but in no event later than two years following the Closing, except as set forth in Section 5.14(b), the Seller will, and will cause its Affiliates to, cease using any trademark, brand name, trade name, corporate name, domain name or other indication of source or origin, that includes, is based on, relates to or is likely to be confused with or is confusingly similar to the term “Bovie Medical” or any other similar terms or derivatives thereof (provided, that any such use by Seller and its Affiliates up until such time shall be solely in connection with the operation of the Retained Business).
(b)The Seller acknowledges that, as of the Closing, the Buyer is the owner of all right, title and interest in and to all Marks that are included in the Transferred Intellectual Property (the “Transferred Marks”) and that, except as expressly provided in the immediately following sentence, any and all rights of the Seller or its Affiliates to use the Transferred Marks shall terminate as of the Closing. The Seller shall be entitled to use the Seller’s stocks of signs, letterheads, invoice stock, advertisements and promotional materials, inventory and other documents and materials containing any Transferred Marks that exist during the period ending two years following the Closing (“Existing Stock”), solely in connection with the operation of the Retained Business until the earlier of (i) the time that such Existing Stock is depleted and (ii) 30 months following the Closing, after which period the Seller shall, and shall cause its Affiliates to, remove or obliterate all Transferred Marks from such Existing Stock or cease using and destroy such Existing Stock. The Seller shall ensure that all use by the Seller or its Affiliates of the Transferred Marks pursuant to this Section 5.14(b) shall only be in connection with goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which the Transferred Marks were used by the Seller prior to the Closing, and any such use shall not be in a manner that might damage or tarnish the reputation of the Buyer, the Business or the goodwill associated with the Transferred Marks. Any and all goodwill generated by the use of the Transferred Marks by the Seller or its Affiliates after the Closing pursuant to this Section 5.14(b) shall inure solely to the benefit of the Buyer.
Section 5.15    Release of Guarantees. The Seller and the Buyer agree to cooperate and use their respective commercially reasonable efforts to obtain the release of the Seller or its Affiliates that are a party to or otherwise have liability with respect to any guarantees, performance bonds, bid bonds and other similar agreements set forth on Section 5.15 of the Seller Disclosure Letter, correct and complete copies of which have been made available to the Buyer (the “Seller Guarantees”) on or prior to the date hereof, in each case solely to the extent related to the Business. The Seller and its Affiliates shall keep each Seller Guarantee in place and in full force and effect until the date the Buyer’s replacement arrangement is in full force and effect and accepted by the relevant counterparty. In the event any of the Seller Guarantees are not released prior to or at the Closing, the Buyer will indemnify and hold the Seller and its Affiliates that are a party to or otherwise have liability with respect to each such Seller Guarantee harmless for any and all payments required to be made under, and the costs and expenses incurred in connection with, such Seller Guarantee by the Seller or its Affiliates that are a party to or otherwise have liability with respect to such Seller Guarantee until such Seller Guarantee is released.
Section 5.16    Release. Effective as of the Closing, the Seller, on behalf of itself and its Affiliates, forever irrevocably waives, releases, remises and discharges the Buyer and its Affiliates and their respective predecessors, successors, Affiliates, direct and indirect equityholders, directors, officers, managers, members, partners, employees, consultants, attorneys, agents and assigns from any indebtedness, obligation, liability, claim, suit, judgment, demand, loss, damage, deficiency, cost, expense, fee, fine, penalty, responsibility or obligation of any kind or nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, absolute, accrued, contingent or otherwise and whether due or to become due that the Seller or its Affiliates may currently have, or may have in the future, arising from the operation of the Business prior to, on or after the Closing Date (so long as the events giving rise to such claim occurred on or prior to the Closing), except for the Seller’s or any of its Affiliates’ rights under this Agreement or the Ancillary Agreements.
Section 5.17    No Solicitation; Recommendation of the Transactions.
(a)Notwithstanding any other provision of this Agreement to the contrary, but subject to Section 5.17(b), during the period beginning on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing Date:
(i)the Seller will cease and cause to be terminated any discussions or negotiations with any Person and its Representatives that would be prohibited by this Section 5.17(a), request the prompt return or destruction of all non-public information concerning the Seller or the Seller’s Subsidiaries furnished to any Person with respect to any Acquisition Proposal or potential Acquisition Proposal and will;
(A)cease providing any further information with respect to the Seller or any Acquisition Proposal or potential Acquisition Proposal to any Person or its Representatives; and
(B)terminate all access granted to any such Person and its Representatives to any physical or electronic data room.
(ii)the Seller and the Seller’s Subsidiaries shall not, and shall not instruct, authorize or permit any of their respective Representatives to, directly or indirectly:
(A)solicit, initiate, facilitate, assist, induce or knowingly encourage any inquiries regarding, or the making, submission or announcement of any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal;
(B)furnish to any Person (other than to the Buyer or any designees of the Buyer) any non-public information relating to the Seller or any of the Seller’s Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Seller or any of the Seller’s Subsidiaries (other than the

Buyer or any designees of the Buyer), in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal;
(C)participate or engage in discussions or negotiations with any Person with respect to any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.17);
(D)approve, endorse or recommend any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal;
(E)approve, endorse, recommend, or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement constituting or relating to an Acquisition Proposal or any proposal, offer or inquiry that is intended to or would reasonably be expected to lead to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”);
(F)terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement or Takeover Provisions to which the Seller or any of its Affiliates or Representatives is a party with respect to any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal, or otherwise fail to enforce any of the foregoing, except at any time prior to the receipt of the Seller Stockholder Approval solely to the extent (1) the Seller Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be a breach of the directors’ fiduciary duties under applicable Law and (2) the scope of such action is limited to allowing such Person to make an unsolicited confidential Acquisition Proposal to the Seller Board in accordance with and not in violation of this Section 5.17; or
(G)resolve, agree or propose to do any of the foregoing.
(b)Notwithstanding anything to the contrary contained in this Section 5.17, if at any time following the date of this Agreement and prior to the receipt of the Seller Stockholder Approval:
(i)the Seller receives a written Acquisition Proposal that the Seller Board believes in good faith to be bona fide and such Acquisition Proposal has not been withdrawn;
(ii)such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.17;
(iii)the Seller Board determines in good faith (after consultation with outside legal counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; and

(iv)the Seller Board determines in good faith (after consultation with outside legal counsel) that the failure to take the actions referred to in clause (A) or (B) below would be a breach of the directors’ fiduciary duties to the stockholders of the Seller under applicable Law, then the Seller may:
(A)furnish information with respect to the Seller and its Subsidiaries to the Person making such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement; provided, that (I) the Seller shall provide the Buyer a non-redacted copy of each confidentiality agreement the Seller has executed in accordance with this Section 5.17 and (II) that any non-public information provided to any such Person shall have been previously provided to the Buyer or shall be provided to the Buyer prior to or concurrently with the time it is provided to such Person;
(B)participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.
Notwithstanding the foregoing, the Seller shall not provide (and shall not instruct, authorize or permit any of its Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by this Section 5.17(b), except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on the Seller.
(c)Except as expressly provided by Section 5.17(d), at any time after the execution and delivery of this Agreement, neither the Seller Board nor any committee thereof shall:
(i)withhold or withdraw (or publicly propose or resolve to withhold or withdraw) or, in any manner adverse to the Buyer, qualify, amend or modify (or publicly propose or resolve to qualify, amend or modify), the Seller Board Recommendation;
(ii)fail to include the Seller Board Recommendation in the Proxy Statement;
(iii)fail to publicly reaffirm the Seller Board Recommendation within five Business Days after the Buyer so requests in writing or, if the Seller Stockholders Meeting is scheduled to be held within five Business Days of such request, within one Business Day after such request and in any event, prior to the date of the Seller Stockholders Meeting (provided, that the Buyer may not make such a request on more than three occasions unless any such request relates to the announcement or commencement of an Acquisition Proposal or any material change thereto);
(iv)approve, adopt or recommend or propose (publicly or otherwise) to approve, adopt or recommend, or otherwise declare advisable the approval by the Seller stockholders of, an Acquisition Proposal; or

(v)take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by the Seller Board pursuant to Rule 14D-9(f) of the Exchange Act (any action described in clauses (i) through (v), a “Seller Adverse Recommendation Change”).
(d)Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Seller Stockholder Approval:
(i)if the Seller has received a bona fide written Acquisition Proposal after the date of this Agreement that was unsolicited and did not otherwise result from a breach of this Section 5.17 and that has not been withdrawn, subject to compliance with this Section 5.17(d) (A) the Seller Board may effect a Seller Adverse Recommendation Change with respect to such Acquisition Proposal or (B) the Seller Board may authorize the Seller to terminate this Agreement pursuant to Section 8.1(d)(ii) and substantially concurrently enter into a binding Alternative Acquisition Agreement, if and only if, prior to taking any such action:
(A)the Seller Board shall have determined in good faith, after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal;
(B)the Seller Board shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would be a breach of the directors’ fiduciary duties to the stockholders of the Seller under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by the Buyer pursuant to this Section 5.17;
(C)the Seller shall have complied in all respects with its obligations under this Section 5.17;
(D)the Seller shall have provided prior written notice (a “Determination Notice”) to the Buyer at least five Business Days in advance (the “Notice Period”), to the effect that the Seller Board has received such a Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Seller Board has resolved to effect a Seller Adverse Recommendation Change or to terminate this Agreement pursuant to this Section 5.17(d)(i), which notice shall specify the basis for such Seller Adverse Recommendation Change or termination, including the identity of the Person making the Superior Proposal and the material terms and conditions thereof, and shall include copies of all relevant documents (including a copy of the proposed Alternative Acquisition Agreement) relating to such Superior Proposal (it being understood that any material revision, amendment, update or supplement to the terms and conditions of such Superior Proposal (including any change to the financial terms) shall be deemed to constitute a new Superior Proposal and shall require a new notice with an additional three Business Day period from the date of such notice);

(E)prior to effecting such Seller Adverse Recommendation Change or termination, the Seller shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with the Buyer and the Buyer’s Representatives in good faith (to the extent the Buyer desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal;
(F)at or following the end of such Notice Period, the Seller Board continues to determine in good faith, after consultation with an independent financial advisor and outside legal counsel, that such Acquisition Proposal continues to be a Superior Proposal and failure to take such action would continue to be a breach of the directors’ fiduciary duties to the stockholders of the Seller under applicable Law (in each case taking into account any revisions to this Agreement made or proposed in writing by the Buyer); and
(G)in the case that the Seller Board authorizes the Seller to terminate this Agreement to substantially concurrently enter into a binding Alternative Acquisition Agreement for such Superior Proposal, the Seller shall have validly terminated this Agreement in accordance with Section 8.1(d)(ii), including the payment of the Seller Termination Fee in accordance with Section 8.4(b)(i); or
(ii)other than in connection with an Acquisition Proposal, the Seller Board may take any action prohibited by clauses (i), (ii) or (iii) of Section 5.17(c) (an “Intervening Event Change of Recommendation”) in response to an Intervening Event if and only if, prior to taking any such action:
(A)the Seller Board shall have determined in good faith, after consultation with outside legal counsel, that failure to take such action would be a breach of the directors’ fiduciary duties to the stockholders of the Seller under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by the Buyer pursuant to this Section 5.17;
(B)the Seller shall have complied in all respects with its obligations under this Section 5.17;
(C)the Seller shall have provided the Buyer with written notice of and information describing such Intervening Event promptly after becoming aware of it, and shall have continued to keep the Buyer reasonably informed of developments with respect to such Intervening Event;
(D)the Seller shall have provided a Determination Notice to the Buyer for at least the Notice Period to the effect that the Seller Board has determined to effect an Intervening Event Change of Recommendation and that failure to take such action would be a breach of the directors’ fiduciary duties to the stockholders of the Seller under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by the Buyer pursuant to this Section 5.17, which notice shall specify the Intervening Event in reasonable detail;

(E)prior to effecting such Intervening Event Change of Recommendation, the Seller shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with the Buyer and its Representatives in good faith (to the extent the Buyer desires to negotiate) to make such adjustments in the terms and conditions of this Agreement in such a manner that such Intervening Event no longer necessitates such Intervening Event Change of Recommendation; and
(F)at or following the end of such Notice Period, the Seller Board continues to determine in good faith, after consultation with outside legal counsel, that such Intervening Event continues to constitute an Intervening Event, such Intervening Event continues to necessitate an Intervening Event Change of Recommendation and failure to effect an Intervening Event Change of Recommendation in response to such Intervening Event would continue to be a breach of the directors’ fiduciary duties to the stockholders of the Seller under applicable Law (in each case taking into account any revisions to this Agreement made or proposed in writing by the Buyer).
(e)Nothing contained in this Section 5.17 shall be deemed to prohibit the Seller or the Seller Board from complying with its disclosure obligations under U.S. federal or state Law with respect to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any substantially similar communication to stockholders); provided, that if such disclosure includes a Seller Adverse Recommendation Change, such disclosure shall be deemed to be a Seller Adverse Recommendation Change (it being understood that a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act shall not in and of itself be deemed to be a Seller Adverse Recommendation Change), it being understood that any such statement or disclosure made by the Seller Board pursuant to this Section 5.17(e) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Seller or the Seller Board and the rights of the Buyer under this Section 5.17, it being understood that nothing in the foregoing will be deemed to permit the Seller or the Seller Board to effect a Seller Adverse Recommendation Change other than in accordance with Section 5.17(d).
(f)The Seller agrees that it will promptly (and, in any event, within 24 hours of receipt) notify the Buyer in writing if any inquiries, proposals or offers with respect to, constituting or that are reasonably expected to lead to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Seller, any of its Affiliates or any of its Representatives indicating, in connection with such notice, the identity of the Person or group of Persons making such inquiry, indication, request for information or discussion, offer or proposal and the material terms and conditions of and facts surrounding any requests, inquiries, proposals or offers (including, if applicable, copies of any written requests, inquiries, proposals or offers, including proposed agreements) and thereafter shall keep the Buyer reasonably informed, on a prompt basis, of the status, terms and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions (including any amendments thereto) and the status of any such discussions or negotiations. Without limiting the generality of the foregoing, the Seller shall (i) promptly (and in any event within 24 hours) notify the Buyer orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to this Section 5.17 and (ii) provide to the Buyer promptly and in any event within 24 hours after receipt or delivery thereof, copies of all draft agreements (and any other written material to the extent such material contains any financial terms, conditions or other material terms relating to any Acquisition Proposal) sent by or provided to the Seller or any of its Representatives in connection with any Acquisition Proposal.
(g)The Seller agrees that any violation of the restrictions set forth in this Section 5.17 by any Representative of the Seller or any of its Subsidiaries shall be deemed to be a material breach of this Agreement by the Seller.
(h)The Seller shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Seller’s ability to comply with any of the terms of this Section 5.17, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.
(i)The Seller shall not take any action to exempt any Person (other than the Buyer and its Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Provision) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 8.1(d)(ii).
(j)For purposes of this Agreement:
(i)“Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, of (A) assets or businesses of the Seller and its Subsidiaries that generate 15% or more of the net revenues or net income (for the 12‑month period ending on the last day of the Seller’s most recently completed fiscal quarter) or that represent 15% or more of the total assets (based on fair market value) of the Seller and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 15% or more of any class of capital stock, other equity securities or voting power of the Seller, any of its Subsidiaries or any resulting parent company of the Seller, in each case other than the transactions contemplated by this Agreement.
(ii)“Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal that is fully financed or has fully committed financing that the Seller Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, is (A) more favorable to the stockholders of the Seller from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by the Buyer in response to such proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “15%” shall be deemed to be references to “50%”; and
(iii)“Intervening Event” means any positive material development or material change in circumstances occurring or arising after the date of this Agreement with respect to the Seller that was (i) not known to or reasonably foreseeable by the Seller Board as of, or prior to, the date of this Agreement and (ii) does not relate to (A) any Acquisition Proposal or (B) the mere fact, in and of itself, that the Seller meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, (C) any actions taken pursuant to this Agreement, (D) any changes in the price of the Shares, (E) any change that is the result of factors generally affecting the health care industry, or (F) the opportunity for the Seller to acquire (by merger, joint venture, partnership, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, or businesses or enter into any licensing, collaboration or similar arrangements, with any third-party.
Section 5.18    Preparation of Proxy Statement; Stockholders’ Meeting.
(a)As promptly as practicable after the date of this Agreement (and in any event within 15 calendar days after the date hereof), the Seller shall (i) prepare and file a Proxy Statement with the SEC in preliminary form as required by the Exchange Act and (ii) in consultation with the Buyer, set a preliminary record date for the Seller Stockholders Meeting and commence a broker search pursuant to Section 14a‑13 of the Exchange Act in connection therewith. The Seller shall ensure that the Proxy Statement complies in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder and satisfies all rules of NYSE American. The Seller shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof. The Seller shall obtain and furnish the information required to be included in the Proxy Statement, shall provide the Buyer with any comments that may be received from the SEC or its staff with respect thereto, shall respond promptly to any such comments made by the SEC or its staff with respect to the Proxy Statement, and shall cause the Proxy Statement in definitive form to be mailed to the Seller’s stockholders at the earliest practicable date. If at any time prior to obtaining the Seller Stockholder Approval, any information relating to the transactions contemplated by this Agreement, the Seller, the Buyer or any of their respective Affiliates, directors or officers should be discovered by the Seller or the Buyer that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and the Seller shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of the Seller. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Seller shall give the Buyer and its counsel a reasonable opportunity to review and comment on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Buyer and its counsel.
(a)As promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Seller’s stockholders, the Seller shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Seller Stockholders Meeting”) for the purpose, among others, of obtaining the Seller Stockholder Approval and, if applicable, the advisory vote required by Rule 14a‑21(c) under the Exchange Act in connection therewith (and such Seller Stockholders Meeting shall in any event be no later than forty-five calendar days after (i) the tenth calendar day after the preliminary Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed the Seller that it intends to review the Proxy Statement or (ii) if the SEC has, by the tenth calendar day after the preliminary Proxy Statement therefor has been filed with the SEC, informed the Seller that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement). The Seller may postpone or adjourn the Seller Stockholders Meeting solely (i) with the consent of the Buyer; (ii) (A) due to the absence of a quorum or (B) if the Seller has not received proxies representing a sufficient number of Shares for the Seller Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Seller Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Seller’s stockholders prior to the Seller Stockholders Meeting; provided, that the Seller may not postpone or adjourn the Seller Stockholders Meeting more than a total of two times pursuant to clause (ii)(A) and/or clause (ii)(B) of this Section. Notwithstanding the foregoing, the Seller shall, at the request of the Buyer, to the extent permitted by Law, adjourn the Seller Stockholders Meeting to a date specified by the Buyer for the absence of a quorum or if the Seller has not received proxies representing a sufficient number of Shares for the Seller Stockholder Approval; provided, that the Seller shall not be required to adjourn the Seller Stockholders Meeting more than one time pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 Business Days. Except in the case of a Seller Adverse Recommendation Change specifically permitted by Section 5.17, the Seller, through the Seller Board, shall (i) recommend to its stockholders that they adopt this Agreement and the transactions contemplated hereby, (ii) include such recommendation in the Proxy Statement and (iii) publicly reaffirm such recommendation within 24 hours after a request to do so by the Buyer. Without limiting the generality of the foregoing, the Seller agrees that (x) except in the event of a Seller Adverse Recommendation Change specifically permitted by Section 5.17, the Seller shall use its commercially reasonable efforts to solicit proxies to obtain the Seller Stockholder Approval and (y) its obligations pursuant to this Section 5.18(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Seller or any other Person of any Acquisition Proposal or the occurrence of any Seller Adverse Recommendation Change.

Section 5.19    Transaction Litigation. The Seller shall (a) give the Buyer the opportunity to participate in the defense, settlement and/or prosecution of any Transaction Litigation at the Buyer’s cost and expense, and (b) consult with the Buyer with respect to the defense, settlement and/or prosecution of any Transaction Litigation. The Seller shall not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation without the Buyer’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 5.20    State Takeover Provisions. The Seller and the Seller Board shall (i) take all actions necessary to ensure that no Takeover Provision is or becomes applicable to this Agreement or the transactions contemplated by this Agreement and (ii) if any Takeover Provision is or becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all actions necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Provision on this Agreement or the transactions contemplated by this Agreement.
Section 5.21    Financing,
(a)The Buyer shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or replace, (i) Equity Financing Commitment (the “Equity Financing”), or (ii) the Debt Financing Commitments if, in the case of the Debt Financing Commitments, such amendment, modification, waiver or replacement (x) reduces the aggregate amount of the financing contemplated by the Debt Financing Commitments (the “Debt Financing” and together with the Equity Financing, the “Financing”) to an amount committed below the amount that is required, together with other financial resources of the Buyer, including amounts available under the Equity Financing Commitment, cash, cash equivalents and marketable securities of the Buyer on the Closing Date, to finance the Purchase Price on the terms set forth herein or (y) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (A) materially delay or prevent the Closing or (B) materially delay, prevent or otherwise make materially less likely to occur the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) and shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and described in the Debt Financing Commitments (provided, however, that the Buyer may amend or replace the Debt Financing Commitments to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed a Debt Financing Commitment as of the date hereof), including using commercially reasonable efforts to (i) maintain in effect the Debt Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to the Buyer to obtaining the Debt Financing at the Closing set forth therein, (iii) enter into definitive agreements with respect thereto on the terms and conditions (including the flex provisions) contemplated by the Debt Financing Commitments (and provide copies thereof to the Seller upon reasonable request) and (iv) consummate the Debt Financing in accordance with the terms and conditions of the Debt Financing Commitments at or prior to the Closing.

(b)In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Commitments (including the flex provisions), the Buyer shall promptly notify the Seller and shall use commercially reasonable efforts to arrange to obtain alternative debt financing from alternative debt sources on terms and conditions no less favorable to the Buyer (in the reasonable judgment of the Buyer) and in an amount sufficient to consummate the transactions contemplated hereby promptly following the occurrence of such event (the “Alternative Financing”). The Buyer shall promptly deliver to the Seller true, complete and correct copies of all agreements pursuant to which any such alternative source shall have committed to provide the Buyer with the Alternative Financing. For purposes of this Section 5.21, references to “Debt Financing” shall include the financing contemplated by the Debt Financing Commitments as permitted by this Section 5.21 to be amended, modified or replaced and references to “Debt Financing Commitments” shall include such documents as permitted by this Section 5.21 to be amended, modified or replaced, in each case from and after such amendment, modification or replacement.
(c)Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.21 or elsewhere in this Agreement shall require, and in no event shall the “commercially reasonable efforts” of the Buyer be deemed or construed to require, the Buyer to (i) bring any litigation or any other enforcement action against the Debt Financing Sources in order to enforce its rights under the Debt Financing Commitments or otherwise, (ii) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Financing Commitment, (iii) seek or accept Debt Financing on terms less favorable in any material respect than the terms and conditions described in the Debt Financing Commitments (including the flex provisions) as determined in the reasonable judgment of the Buyer or (iv) pay any fees materially in excess of those contemplated by the Debt Financing Commitments (whether to secure a waiver of any conditions contained therein or otherwise).
(d)In order to assist with the Debt Financing and at the Buyer’s expense, the Seller shall promptly provide its, and shall use reasonable best efforts to cause its Representatives to promptly provide their, reasonable best efforts assistance and cooperation as the Buyer and its Affiliates may reasonably request, including, but not limited to, (i) participating in presentations and meetings (including customary one-on-one meetings between senior management and representatives of the Seller and the Debt Financing Sources, prospective lenders in respect of the Debt Financing and rating agencies) and cooperating with the marketing efforts of the Buyer and the Debt Financing Sources, (ii) assisting with the preparation of materials for rating agency presentations, bank information memoranda, business projections, lender presentations and similar documents prepared in connection with the Debt Financing, including execution and delivery of customary representation letters in connection with bank information memoranda, (iii) furnishing the Buyer and the Debt Financing Sources with financial, due diligence material and other pertinent information regarding the Seller as may be reasonably requested by the Buyer, (iv) executing and delivering, as of the Closing Date, any definitive financing documents, including any credit agreements, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, the pledge of the collateral securing the Debt Financing and other matters ancillary to the Debt Financing as may be reasonably requested by the Buyer in connection with the Debt Financing and otherwise reasonably facilitating the pledging of, and granting and perfecting of Encumbrances in, the collateral securing the Debt Financing (including cooperation in connection with the payoff of the Indebtedness of the Seller required by this Agreement and the termination of related Encumbrances), (v) furnishing, within the time period specified in the Debt Financing Commitments, all documentation and other information required by regulators and authorities under applicable “know your customer” and anti-money laundering and regulations, including the PATRIOT Act and (vi) taking all corporate or other actions, and providing such other assistance, necessary or reasonably requested by the Buyer to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Buyer on the Closing Date. The Seller hereby consents to the use of its logos in connection with the Debt Financing. For purposes of this Section 5.21(d), references to “Debt Financing” shall include any Alternative Financing.
(e)The Buyer shall (i) if the Closing does not occur, indemnify and hold harmless the Seller from and against any and all liabilities and expenses suffered or incurred by the Seller in connection with the arrangement of the Debt Financing contemplated by the Debt Financing Commitments and the performance of its obligations under this Section 5.21 and any information utilized in connection therewith (other than information related to the Seller or its Subsidiaries provided by or on behalf of the Seller or its Subsidiaries in writing specifically for use in connection with the Debt Financing offering documents) and (ii) promptly upon request of the Seller reimburse the Seller for all reasonable costs and expenses incurred by the Seller (including those of its Representatives) in connection with the cooperation required by this Section 5.21.
Section 5.22    License Grant. The Seller shall grant to the Buyer, as of the Closing, a non-exclusive, royalty-free, fully paid, perpetual, irrevocable, transferrable, sublicenseable, worldwide right and license to use and exploit the Licensed Excluded IP for any purpose in connection with the Business.
Section 5.23    Release of Encumbrances. Prior to the Closing, the Seller shall take any and all actions necessary to release any and all Encumbrances on the Purchased Assets. Without in any way limiting the foregoing, the Seller shall have delivered to the Buyer evidence of the execution of UCC-3 termination statements, releases of any security interests in any intellectual property rights and other agreements, filings, and notices as necessary or reasonably requested to release of record all Encumbrances on the Purchased Assets, in form and substance reasonably satisfactory to Buyer.
ARTICLE VI
CONDITIONS TO CLOSING
Section 6.1    General Conditions. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a)No Injunction or Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
(b)Stockholder Approval. The Seller Stockholder Approval shall have been obtained.
(c)HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated.
Section 6.2    Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:
(a)Representations and Warranties. The representations and warranties of the Buyer contained in Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”)) would not, individually or in the aggregate, prevent or materially delay the Buyer’s ability to perform its obligations hereunder.
(b)Covenants. The Buyer shall have performed in all material respects all obligations and agreements and complied with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.
(c)Ancillary Agreements. The Seller shall have received executed counterpart signature pages from the Buyer to each of the Ancillary Agreements, the Retained IP License Agreement, the Accessories Supply Agreement and the Generator Supply Agreement.
(d)Certificate. The Seller shall have received from the Buyer a certificate to the effect set forth in Section 6.2(a) and Section 6.2(b), signed by a duly authorized officer thereof.
Section 6.3    Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:
(a)Representations and Warranties. (i) The representations and warranties of the Seller contained in Sections 3.24 and 3.25 shall be true and correct in all respects both when made and as of the Closing Date as if made on and as of the Closing Date, (ii) the representations and warranties of the Seller contained in Sections 3.1, 3.2 and 3.4 (without giving effect to any limitation or qualification as to “materiality” (including the word “material”), or “Material Adverse Effect” set forth therein) shall be true and correct in all material respects both when made and as of the Closing Date as if made on and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, and (iii) all other representations and warranties of the Seller contained in Article III shall be true and correct both when made and as of the Closing Date as if made on and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”), or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.
(b)Covenants. The Seller shall have performed in all material respects all obligations and agreements and complied with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.
(c)Certificates. The Buyer shall have received from the Seller (i) a certificate to the effect set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c), signed by a duly authorized officer thereof and (ii) a certificate of non-foreign status from the Seller that is reasonably acceptable to the Buyer and in compliance with Treasury Regulations Section 1.1445-2.
(d)Ancillary Agreements. The Buyer shall have received executed counterpart signature pages from the Seller to each of the Ancillary Agreements, the Retained IP License Agreement, the Accessories Supply Agreement and the Generator Supply Agreement.
(e)Consents and Approvals. The authorizations, consents, orders and approvals set forth on Section 6.3(e) of the Seller Disclosure Letter shall have been received and shall be satisfactory in form and substance to the Buyer in its reasonable discretion.
(f)Data Room. The Seller shall have delivered to the Buyer a USB Drive containing a true, complete and correct copy, as of 4:00 p.m., New York time, on the date that is two Business Days prior to the Closing, of the Data Site.
(g)Payoff-Letter. The Seller shall have delivered to the Buyer a duly-executed pay-off letter evidencing the release of all Encumbrances arising in connection with or related to the Loan Agreement against the Purchased Assets.
(h)No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

ARTICLE VII
INDEMNIFICATION
Section 7.1    Survival.
(a)(i) The representations and warranties set forth in Sections 3.1 and 4.1 relating to organization and existence, Sections 3.2 and 4.2 relating to authority, Section 3.4 relating to the Purchased Assets, Sections 3.24 and 4.5 relating to broker’s fees and finder’s fees and Section 3.25 relating to anti-takeover provisions, and any representation in the case of fraud shall survive for a period of 6 years; (ii) the representations and warranties set forth in Section 3.16 relating to Taxes shall survive until the close of business on the 60th day following the expiration of the applicable statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof); and (iii) all other representations and warranties of the Seller and the Buyer contained in this Agreement and the Ancillary Agreements and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall not survive the Closing and shall terminate at the Closing and neither of the parties hereto or any other Person shall have any liability in respect thereof, to the maximum extent permitted by Law.
(b)The respective covenants and agreements of the Seller and the Buyer contained in this Agreement (i) to be performed prior to or at the Closing shall survive until the first anniversary of the Closing Date and (ii) to be performed after the Closing shall survive the Closing until fully performed.
(c)Neither the Seller nor the Buyer shall have any liability with respect to any representations, warranties, covenants or agreements unless notice of an actual or threatened claim, or of discovery of any facts or circumstances that the Seller or the Buyer, as the case may be, reasonably believes may result in a claim, hereunder is given to the other party prior to the expiration of the survival period, if any, for such representation, warranty, covenant or agreement, in which case such representation, warranty, covenant or agreement shall survive as to such claim until such claim has been finally resolved, without the requirement of commencing any Action in order to extend such survival period or preserve such claim.
(d)For purposes of determining whether any inaccuracy in, or breach of, any representation or warranty in this Agreement has occurred for purposes of Article VII hereof, and for the purposes of determining the amount of any Losses, any and all exceptions, limitations, restrictions, modifications, qualifications and exclusions contained in such representations and warranties that are based or conditioned on or refer to the terms “Material Adverse Effect,” “material” and/or “materially” (including when “material” and “materially” are used as adjectives and/or adverbs) shall be disregarded.
Section 7.2    Indemnification by the Seller. The Seller agrees to indemnify the Buyer and its Affiliates and their respective Representatives, successors and assigns of each of the foregoing from and against, and hold harmless each of the foregoing from, any and all losses, damages (but excluding punitive damages except to the extent payable to a third-party), liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”), suffered by any of the foregoing to the extent arising out of the following:
(a)any breach of any surviving representation or warranty made by the Seller contained in this Agreement, the Seller Disclosure Letter or any Ancillary Agreement or any schedule or certificate delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby;
(b)any breach of any covenant or agreement by the Seller contained in this Agreement, the Seller Disclosure Letter or any Ancillary Agreement or any schedule or certificate delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby;
(c)any Transaction Litigation;
(d)any Excluded Asset or Excluded Liability;
(e)any use by the Seller or any of its Affiliates of, or any act or omission by the Seller or any of its Affiliates with respect to, the Transferred Marks following the Closing; and
(f)the Seller’s failure to comply with the terms and conditions of any bulk sales or bulk transfer or similar laws of any jurisdiction that may be applicable to the sale or transfer of any or all of the Purchased Assets to the Buyer or its Subsidiaries.
Section 7.3    Indemnification by the Buyer. The Buyer agrees to indemnify the Seller and its Affiliates and the respective Representatives, successors and assigns of each of the foregoing from and against, and hold harmless each of the foregoing from, any and all Losses suffered by any of the foregoing to the extent arising out of the following:
(a)any breach of any surviving representation or warranty made by the Buyer contained in this Agreement or any Ancillary Agreement or any schedule or certificate delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby;
(b)any breach of any covenant or agreement by the Buyer contained in this Agreement or any Ancillary Agreement or any schedule or certificate delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby; and
(c)after the Closing, any Assumed Liability.
Section 7.4    Procedures.
(a)A party seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any person against the Indemnified Party (a “Third-Party Claim”) shall deliver notice (a “Claim Notice”) in respect thereof to the party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of the Third-Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request, to the extent such information is reasonably available. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure.
(b)If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third-Party Claim that is exclusively for civil monetary damages at Law pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 15 days of receipt of a Claim Notice from the Indemnified Party in respect of such Third-Party Claim, to assume the defense thereof at the expense of the Indemnifying Party (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim that (i) seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief, (ii) relates to or arises in connection with any criminal action, indictment, allegation or investigation, (iii) presents, under applicable standards of professional conduct, a conflict on any significant issue between the Indemnified Party and the Indemnifying Party or (iv) involves a material customer, supplier or distributor, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third-Party Claim. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party does not expressly elect to assume the defense of such Third-Party Claim within the time period and otherwise in accordance with the first sentence of this Section 7.4(b), then the Indemnified Party shall have the sole right to assume the defense of and to settle such Third-Party Claim. If the Indemnifying Party assumes the defense of such Third-Party Claim, then the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third-Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third-Party Claim, then the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third-Party Claim, then the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third-Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third-Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.
(c)An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request, to the extent such information is reasonably available. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VII. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.
(d)The indemnification required hereunder shall be made by prompt payment by the Indemnifying Party of the amount of actual Losses in connection therewith, as and when bills are received by the Indemnifying Party or Losses incurred have been notified to the Indemnifying Party.
(e)The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.
(f)Notwithstanding the provisions of Section 9.9, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third-Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.
Section 7.5    Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transactions contemplated hereby are consummated, subject to the limitations set forth in this Agreement, the Buyer expressly reserves the right to seek indemnity or other remedy for any Losses arising out of or relating to any breach of any representation, warranty, agreement or covenant contained herein, notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of the Buyer or any of its Representatives in respect of any fact or circumstance that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof. In furtherance of the foregoing, the Seller agrees that as knowledge or lack of reliance shall not be a defense in law or equity to any claim of breach of representation, warranty or covenant by the Seller herein, the Seller shall not in any proceeding concerning a breach or alleged breach of any representation, warranty or covenant herein, or any indemnity thereof, seek information concerning knowledge or reliance of the Buyer or any of its Representatives, through deposition, discovery or otherwise or seek to introduce evidence or argument in any proceeding regarding the knowledge or lack of reliance of the Buyer or any of its Representatives prior to the Closing on or with respect to any such representations, warranties or covenants.
Section 7.6    R&W Insurance Policy. The Buyer and the Seller acknowledge and agree that, with respect to any indemnification claim under Section 7.2(a) other than with respect to fraud, the Buyer shall be entitled to (a) first, seek to recover Losses directly from the Seller up to the amount of the Retention, (b) second, seek to recover Losses from the R&W Insurance Policy, to the extent that recovery therefrom is available, and (c) third, to the extent not recovered under the R&W Insurance Policy, seek to recover any Losses directly from the Seller up to an aggregate amount equal to the Purchase Price. Notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, the limitations, if any, on the Buyer’s right to recover under the R&W Insurance Policy shall be solely as set forth therein and nothing in this Agreement shall impact the Buyer’s rights under the R&W Insurance Policy.
Section 7.7    Exclusive Remedy. From and after the Closing, the parties hereto acknowledge and agree that, except for the post-Closing adjustments contained in Section 2.8, their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII.
ARTICLE VIII
TERMINATION
Section 8.1    Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after the Seller Stockholder Approval has been obtained:
(a)by mutual written consent of the Buyer and the Seller;
(b)by either the Buyer or the Seller:
(i)if the Closing shall not have been consummated on or before January 9, 2019 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Closing to be consummated by the Outside Date;
(ii)if any court of competent jurisdiction or other Governmental Authority shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; or

(iii)if the Seller Stockholder Approval shall not have been obtained at the Seller Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote to approve the transactions contemplated by this Agreement was taken; provided, that the Seller shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b)(iii) if the failure to obtain such Seller Stockholder Approval is proximately caused by any action or failure to act of the Seller that constitutes a breach of this Agreement;
(c)by the Buyer:
(i)if the Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.17 or Section 5.18, as to which Section 8.1(c)(ii)(D) will apply), or if any representation or warranty of the Seller shall have become untrue in any material respect, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Closing (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to the Seller of such breach or failure; provided, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Buyer is then in material breach of any of its covenants or agreements set forth in this Agreement such that Section 6.2(a) or Section 6.2(b) would not be satisfied; or
(ii)if prior to the obtaining of the Seller Stockholder Approval, (A) the Buyer shall have received written notice from the Seller to the effect that the Seller intends to terminate this Agreement in accordance with Section 8.1(d)(ii), (B) the Seller Board or any committee thereof shall have effected a Seller Adverse Recommendation Change or an Intervening Event Change of Recommendation, (C) the Seller Board shall, within five Business Days of a tender or exchange offer relating to an Acquisition Proposal (whether or not a Superior Proposal) having been commenced, fail to publicly recommend against such tender or exchange offer, (D) the Seller Board shall have failed to publicly reaffirm its recommendation of the transactions contemplated by this Agreement after any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to the Seller’s stockholders within five Business Days after the Buyer so requests in writing (or, if the Seller Stockholders Meeting is scheduled to be held within five Business Days of such request, within one Business Day after such request and in any event, prior to the date of the Seller Stockholders Meeting) or (E) the Seller shall have breached or be deemed to have breached in any material respect its obligations under Section 5.17 and Section 5.18;
(d)by the Seller:
(i)if the Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Buyer shall have become untrue in any material respect, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Closing (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to the Buyer of such breach or failure; provided, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement such that Section 6.3(a) or Section 6.3(b) would not be satisfied;
(ii)at any time prior to obtaining the Seller Stockholder Approval, in order to accept a Superior Proposal in accordance with Section 5.17; provided, that the Seller shall have (A) simultaneously with such termination entered into the associated Alternative Acquisition Agreement, (B) otherwise complied with all provisions of Section 5.17, including the notice provisions thereof, and (C) paid any amounts due pursuant to Section 8.3; provided, that the right of the Seller to terminate this Agreement pursuant this Section 8.1(d)(ii) is conditioned on and subject to the prior payment by the Seller of the Seller Termination Fee to the Buyer in accordance with Section 8.4(b)(i), and any purported termination pursuant to this Section 8.1(d)(ii) shall be void and of no force or effect if the Seller shall not have paid the Seller Termination Fee; or
(iii)if (A) each of the conditions set forth in Sections 6.1 and 6.3 have been satisfied or waived on or prior to the date that the Closing should have been consummated in accordance with Section 2.6 (other than those conditions that by their nature are to be satisfied at the Closing and which were, as of such date, capable of being satisfied), (B) the Seller has confirmed by irrevocable written notice delivered to the Buyer to the effect that (x) the Seller stands ready, willing and able to consummate the transactions contemplated hereby on the date that the Closing should have been consummated in accordance with Section 2.6 and (y) all conditions set forth in Sections 6.1 and 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing and which were, as of such date, capable of being satisfied) or that the Seller has irrevocably waived any unsatisfied conditions in Sections 6.1 and 6.2, (C) the Buyer shall have failed to consummate the Closing prior to the second Business Day following the date the Closing is required to have occurred in breach of Section 2.6 (provided, that the Seller is prepared and able to consummate the Closing as of such date, including by satisfying those conditions which by their terms are to be satisfied at the Closing) and (D) the proceeds of the Debt Financing are not available to the Buyer on the terms set forth in the Debt Financing Commitments on the date of the termination.
The party seeking to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give prompt written notice of such termination to the other party.
Section 8.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Sections 3.24 and 4.5 relating to broker’s fees and finder’s fees, Section 5.8 relating to confidentiality, Section 5.10 relating to public announcements, Section 8.3 relating to the Termination Fee, Section 8.4 relating to the Seller Termination Fee, Section 9.1 relating to fees and expenses, Section 9.4 relating to notices, Section 9.7 relating to third-party beneficiaries, Section 9.8 relating to governing law, Section 9.9 relating to submission to jurisdiction and this Section 8.2 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement. For the avoidance of doubt, in the event of termination of this Agreement, the Financing Source Related Parties will have no liability to the Seller or any of its Affiliates hereunder or under the Debt Financing Commitments or otherwise relating to or arising out of the transactions contemplated by such agreements; provided, that the foregoing shall not preclude any liability of the Debt Financing Sources to the Buyer under the terms of the Debt Financing Commitments (and the related fee letters) or the Debt Financing.
Section 8.3    Buyer Termination Fee.
(a)If this Agreement is validly terminated by the Seller pursuant to Section 8.1(d)(iii) (the “Termination Event”), then the Buyer shall promptly, but in no event later than five Business Days after the date of such termination pay or cause to be paid to the Seller, a fee equal to $4,850,000 (the “Termination Fee”); provided, that, notwithstanding the foregoing, the Buyer shall be entitled to proceed with the Closing no later than five Business Days after such termination and, if the Buyer elects to proceeds with the Closing, the Buyer shall have no obligation or liability to pay the Termination Fee whatsoever and such termination by the Seller shall be null and void for all purposes under this Agreement.
(b)Except for the Buyer, no other Person, including any Affiliate of the Buyer or any Financing Source Related Party, shall have any liability for any obligation or liability to the Seller or any of its Affiliates or any of its or their respective direct or indirect equity holders for a claim for any Loss suffered as a result of any breach of this Agreement, any financing commitment, or the failure of the transactions contemplated hereby to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether at Law, in equity, in contract, in tort or otherwise.
(c)The parties further acknowledge and agree that any amount payable pursuant to Section 8.3(a) does not constitute a penalty but shall constitute liquidated damages to compensate the Seller. Upon payment of the Termination Fee, neither the Buyer nor any Financing Source Related Party or any of their respective Affiliates shall have any liability or obligation to the Seller or any of its Affiliates whatsoever (whether at Law, in equity, in contract, in tort or otherwise). Notwithstanding anything to the contrary set forth in this Agreement, payment of the Termination Fee to the Seller shall be the Seller’s and its Affiliates’ sole and exclusive remedy against the Buyer or any lender participating in the Debt Financing and their respective Affiliates as a result of and following a Termination Event, and under no circumstances shall:
(i)the Seller or any of its Affiliates be entitled to any non-monetary or other relief against the Buyer or any Financing Source Related Party or any of their respective Affiliates (whether at Law, in equity, in contract, in tort or otherwise), unless the Seller elects specific performance under Section 9.11 to the extent available (in which case, if the Seller elects specific performance, such specific performance pursuant to Section 9.11 shall be the sole and exclusive remedy against the Buyer, any Financing Source Related Party and their respective Affiliates and neither the Seller nor any other Person shall have any right to, or any right to demand payment of, the Termination Fee or any other amount whatsoever); and

(ii)the Buyer be required to pay the Termination Fee on more than one occasion.
Section 8.4    Additional Fees and Expenses.
(a)Except as otherwise provided in this Section 8.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Closing is consummated.
(b)In the event that:
(i)(A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) is made directly to the Seller’s stockholders or is otherwise publicly disclosed or otherwise communicated to senior management of the Seller or the Seller Board, (B) this Agreement is terminated by the Seller or the Buyer pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or by the Buyer pursuant to Section 8.1(c)(i), and (C) within 15 months after the date of such termination, the Seller enters into an agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its stockholders for adoption, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);
(ii)this Agreement is terminated by the Buyer pursuant to Section 8.1(c)(ii); or
(iii)this Agreement is terminated by the Seller pursuant to Section 8.1(d)(ii);
then, in any such event, the Seller shall pay to the Buyer a fee of $4,850,000 (the “Seller Termination Fee”) less the amount of Buyer Expenses previously paid to the Buyer (if any) pursuant to Section 8.4(c), it being understood that in no event shall the Seller be required to pay the Seller Termination Fee on more than one occasion; provided, that the payment by the Seller of the Seller Termination Fee pursuant to this Section 8.4 shall not relieve the Seller from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.
(c)In the event that this Agreement is terminated by the Seller or the Buyer pursuant to Section 8.1(b)(iii) under circumstances in which the Seller Termination Fee is not then payable pursuant to Section 8.4(b)(i), then the Seller shall reimburse the Buyer and its Affiliates for all of their reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Buyer and its Affiliates) actually incurred by the Buyer or on its behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Buyer Expenses”), up to a maximum amount of $2,250,000; provided, that the payment by the Seller of the Buyer Expenses pursuant to this Section 8.4(c), (i) shall not relieve the Seller of any subsequent obligation to pay the Seller Termination Fee pursuant to Section 8.4(b) except that such obligation shall be reduced by the amount of the Buyer Expenses already paid to the Buyer by the Seller and (ii) shall not relieve the Seller from any liability or damage resulting from a willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.
(d)Payment of the Seller Termination Fee shall be made by wire transfer of same day funds to the accounts designated by the Buyer (i) on the earliest of the execution of a definitive agreement with respect to, submission to the stockholders of, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Seller Termination Fee payable pursuant to Section 8.4(b)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by the Buyer pursuant to Section 8.1(c)(ii), or (iii) simultaneously with, and as a condition to the effectiveness of, termination, in the case of a termination by the Seller pursuant to Section 8.1(d)(ii). Payment of the Buyer Expenses shall be made by wire transfer of same day funds to the accounts designated by the Buyer within two Business Days after the Seller’s having been notified of the amounts thereof by the Buyer.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1    Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated; provided, that (i) no such fees and expenses payable by the Seller shall be paid from any assets otherwise transferable to the Buyer pursuant hereto and (ii) the Seller and the Buyer shall each pay and be fully responsible for (x) 50% of the R&W Insurance Policy Cost and (y) 50% of all Transfer Taxes; provided, further, that if the transactions contemplated hereby are consummated, Transaction Expenses shall be borne and paid as provided in this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.
Section 9.2    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party; provided, however, that after the Seller Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Seller without such further approval or adoption having been first obtained. Notwithstanding the foregoing, no amendment, modification, waiver, supplement or termination of or to the provisions of which the Debt Financing Sources are expressly made third-party beneficiaries pursuant to Section 9.7 shall be permitted in a manner adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.

Section 9.3    Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party; provided, however, that after the Seller Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Seller without such further approval or adoption having been first obtained.
Section 9.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e‑mail, upon written confirmation of receipt by e‑mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
(i)if to the Seller, to:

Bovie Medical Corporation
5115 Ulmerton Road
Clearwater, FL 33760
Attention: Chief Executive Officer
E-mail: charlie.goodwin@boviemed.com

with a copy (which shall not constitute notice) to:

Ruskin Moscou Faltischek, P.C.
1425 RXR Plaza, East Tower, 15th Floor
Uniondale, NY 11556
Attention: Adam Silvers, Esq.
E-mail: asilvers@rmfpc.com

(ii)if to the Buyer, to:

Specialty Surgical Instrumentation Inc.
3034 Owen Dr.
Antioch, TN 37013
Attention: Brian Straeb, President and Chief Executive Officer
David C. Milne, General Counsel
E-mail:     Brian.straeb@symmetrysurgical.com
david.milne@symmetrysurgical.com

and

RoundTable Healthcare Partners
272 East Deerpath Road, Suite 350
Lake Forest, IL 60034
Attention: R. Craig Collister, Senior Partner
E-mail: ccollister@roundtablehp.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attention: Sean Griffiths
E-mail: sgriffiths@gibsondunn.com
Section 9.5    Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein and the Seller Disclosure Letter are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Except for documents attached as an Exhibit to this Agreement or delivered to the Buyer pursuant to the terms of this Agreement and the transactions contemplated hereby, any document or item will be deemed “provided,” “disclosed” and/or “made available” to the Buyer within the meaning of this Agreement only if on or prior to two Business Days prior to the date hereof such document or item (i) has been included in the Data Site or (ii) has been actually delivered or provided to the Buyer or the Buyer’s advisors.
Section 9.6    Entire Agreement. This Agreement (including the Exhibits hereto and the Seller Disclosure Letter), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the parties with respect to the subject matter hereof and thereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
Section 9.7    No Third-Party Beneficiaries. Except as provided in Article VII, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement; provided, however, that the Debt Financing Sources shall be an express third-party beneficiary of this Section 9.7, Section 8.3(c), Section 9.2, Section 9.9(b), Section 9.10, Section 9.11(c), Section 9.11(d) and Section 9.14 (and any provision of this Agreement to the extent a modification, amendment, waiver or termination of such provision would modify the substance of this Section 9.7, Section 8.3(c), Section 9.2, Section 9.9(b), Section 9.10, Section 9.11(c), Section 9.11(d) or Section 9.14).
Section 9.8    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.
Section 9.9    Submission to Jurisdiction.
(a)Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its successors or assigns against the other party shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, the parties agree that disputes with respect to the matters referenced in Section 2.8 shall be resolved by the Independent Accounting Firm as provided therein.
(b)Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that (i) it will not bring or support any Action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof) and (ii) any such Action, cause of action, claim, cross-claim or third-party claim shall be governed by the laws of the State of New York. The Seller further agrees that (A) it shall not, and shall cause its Affiliates and its and their direct and indirect stockholders not to, bring or support any Action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source, in any way relating to this Agreement or the transactions contemplated hereby, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof and (B) no Debt Financing Source shall have any liability (whether in contract or in tort or otherwise) to the Seller or any of its Affiliates or their respective directors, officers, employees, agents, partners, managers, members or equity holders for any obligations or liabilities of any party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith.
Section 9.10    Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Affiliate of the Buyer without the prior consent of the Seller; provided further, that no assignment shall limit the assignor’s obligations hereunder; provided further, that the Buyer may assign all or a portion of its rights hereunder to any Debt Financing Source, including, without limitation, any agent or representative thereof, as collateral security for obligations thereto in respect of the Debt Financing including any refinancings, extensions, refundings or renewals thereof without the consent of the Seller, but any such assignment shall not relieve the Buyer of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 9.11    Enforcement.
(a)The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to Sections 9.11(b) and 9.11(c), each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any state or federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
(b)Notwithstanding anything to the contrary set forth in this Agreement, it is explicitly agreed that the right of the Seller to specific performance to cause the Buyer to consummate the Closing shall be subject to each of the following requirements:
(i)all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied or waived on or prior to the date that the Closing should have been consummated in accordance with Section 2.6 (other than those conditions that by their nature are to be satisfied at the Closing and which were, as of such date, capable of being satisfied);
(ii)the Buyer has failed to consummate the Closing in breach of Section 2.6;
(iii)the proceeds of the Debt Financing (or the Alternative Financing) are available to the Buyer on the terms set forth in the Debt Financing Commitments; and
(iv)the Seller have confirmed by irrevocable written notice to the Buyer that if specific performance is granted and the Financing is funded, then the Closing pursuant to Section 2.6 will occur.
(c)Notwithstanding anything to the contrary set forth in this Agreement, under no circumstances shall the Buyer, any Financing Source Related Party or any of their respective Affiliates have any liability to the Seller, any of its Affiliates or any of its direct or indirect equity holders for monetary damages in excess of the Termination Fee and under no circumstances shall the Seller or any other Person be permitted or entitled to receive both a grant of specific performance under Section 9.11(b) and any monetary damages.

(d)Notwithstanding the foregoing and subject to the rights of the parties to the Financing Commitments under the terms thereof, none of the Seller or any of its Affiliates shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Source Related Party, solely in their respective capacities as lenders or arrangers in connection with the Financing.
Section 9.12    Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.
Section 9.13    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
Section 9.14    Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING COMMITMENTS, THE DEBT FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
Section 9.15    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
Section 9.16    Facsimile or .pdf Signature. This Agreement may be executed by facsimile or other electronic transmission (including .pdf signature) and a facsimile or other electronic transmission (including .pdf signature) shall constitute an original for all purposes.
Section 9.17    Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
Section 9.18    No Presumption Against Drafting Party. Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 9.19    Investigation by the Buyer. The Buyer acknowledges and agrees that (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Seller set forth in this Agreement and in any in any Exhibit, Schedule, certificate or other document delivered pursuant hereto or thereto, and (b) none of the Seller nor any of its Affiliates or Representatives has made any representation or warranty with respect to the Business, the Seller or any Subsidiary or any other matter, except as expressly set forth in this Agreement or in any Exhibit, Schedule, certificate or other document delivered pursuant hereto or thereto; provided, however, that, notwithstanding anything to the contrary, the foregoing acknowledgment and agreement shall not limit, in any way, the representations or warranties made by the Seller in Article III or the rights of the Buyer with respect to breaches thereof or inaccuracies therein, or the Buyer’s right to seek any remedy in the event of fraud.
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N WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPECIALTY SURGICAL INSTRUMETATION INC.

By:	/s/ Brian Straeb
Name:	Brian Straeb
Title:	President and Chief Executive Officer

Bovie Medical Corporation

By:	/s/ Charles D. Goodwin II
Name:	Charles D. Goodwin II
Title:	Chief Executive Officer and Director

SIGNTURE PAGE TO ASSET PURCHASE AGREEMENT